UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PAYCOM SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 PROXY STATEMENT

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Paycom Software, Inc. (the “Company”) to be held on May 3, 2021 at 11:00 a.m. Central Time. The Annual Meeting will be held solely by means of remote communication.

In order to attend the Annual Meeting virtually, you must register in advance at www.proxydocs.com/PAYC prior to 5:00 p.m. Eastern Time on Friday, April 30, 2021. You will be required to enter the control number included on the proxy card or voting instruction form previously delivered to you. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the virtual Annual Meeting and vote online during the meeting. You will have the opportunity to submit questions at the time of registration. Enclosed are the Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business that will be acted upon at the meeting, as well as our 2020 Annual Report, which includes our audited financial statements.

While last year presented many unprecedented challenges, we viewed them as opportunities to help the communities we call home and further prove the value proposition of our software. I am incredibly proud of our team members for their commitment and flexibility throughout 2020. Together, we focused on providing world-class service for our clients, rapidly developing new technologies and increasing the number of new clients added to our platform. We were able to not only continue our growth, but also empower employers across the country to digitally transform their organizations with one solution for all of their HR and payroll needs.

Your vote is important. The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you can attend the meeting, please read the enclosed Proxy Statement carefully, and then vote your shares by internet, by telephone or by completing, signing, dating and returning the enclosed proxy card promptly in the envelope provided, so that your shares will be represented at the meeting.

On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

Chad Richison

President, Chief Executive Officer and

Chairman of the Board of Directors

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

(405) 722-6900

Notice of Annual Meeting of Stockholders

May 3, 2021 11:00 a.m. local time

Annual Meeting to be held live via the internet - please visit www.proxydocs.com/PAYC for more details. You must pre-register to attend the meeting by entering your unique assigned control number from your meeting materials.

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Paycom Software, Inc., a Delaware corporation (the “Company”), will be held virtually on May 3, 2021 at 11:00 a.m. local time, for the following purposes:

(1)

to elect two Class II directors, each to serve until the date of the 2024 annual meeting of stockholders and until his successor has been duly elected and qualified, or his earlier death, resignation or removal;

(2)	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021;

(3)	to approve, on an advisory basis, the compensation of the Company’s named executive officers;

(4)	to consider a stockholder proposal requesting that the Board of Directors prepare a diversity report, if properly presented at the Annual Meeting; and

(5)	to transact any other business that may properly come before the Annual Meeting.

Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the matters to be considered at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each director nominee, “FOR” proposals 2 and 3 at the Annual Meeting and makes no recommendation with respect to proposal 4.

In order to attend the Annual Meeting virtually, you must register in advance at www.proxydocs.com/PAYC prior to 5:00 p.m. Eastern Time on Friday, April 30, 2021. You will be required to enter the control number included on the proxy card or voting instruction form previously delivered to you. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the virtual Annual Meeting and vote online during the meeting. You will have the opportunity to submit questions at the time of registration.

The Board of Directors has fixed the close of business on Wednesday, March 17, 2021 as the record date (the “Record Date”) for the Annual Meeting. Only holders of record as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting or at any postponement(s) or adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for the 10 calendar days prior to the Annual Meeting. The list will also be available during the Annual Meeting for inspection by stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 3, 2021

In addition to delivering paper copies of these proxy materials to you by mail, this notice and the accompanying proxy statement, form of proxy and 2020 Annual Report are available at www.proxydocs.com/PAYC.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by internet, telephone or mail. For specific instructions on how to vote your shares, see the section entitled “About the Annual Meeting” beginning on page 2 of the proxy statement.

By Order of the Board of Directors,

Chad Richison

President, Chief Executive Officer and

Chairman of the Board of Directors

Oklahoma City, Oklahoma

April 1, 2021

i

ii

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

PROXY STATEMENT

for

the Annual Meeting of Stockholders

to be held on May 3, 2021

Unless the context otherwise requires, (i) references to “Paycom,” “we,” “us,” “our” and the “Company” are to Paycom Software, Inc., a Delaware corporation, and its consolidated subsidiaries, and (ii) references to “stockholders” are to the holders of shares of our common stock, par value $0.01 per share, including unvested shares of restricted stock (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors on behalf of Paycom Software, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on May 3, 2021, at the time and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Annual Meeting. This proxy statement and accompanying form of proxy are dated April 1, 2021 and are expected to be first sent or given to stockholders on or about April 2, 2021.

Our principal executive offices are located at, and our mailing address is, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

Summary of Proposals

Proposal	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Board’s Voting Recommendation
1. Election of two Class II directors	FOR or WITHHOLD as to each director nominee	Plurality of the shares present in person or represented by proxy and entitled to vote in the election of directors*	N/A	No effect	FOR the election of each director nominee
2. Ratification of the appointment of Grant Thornton LLP	FOR, AGAINST or ABSTAIN	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	Same effect as vote AGAINST	N/A	FOR
3. Advisory approval of the compensation of our named executive officers	FOR, AGAINST or ABSTAIN	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	Same effect as vote AGAINST	No effect	FOR
4. Advisory approval of stockholder proposal requesting that the Board of Directors prepare a diversity report	FOR, AGAINST or ABSTAIN	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	Same effect as vote AGAINST	No effect	NO RECOMMENDATION
*

In light of our majority voting policy for directors, a “WITHHOLD” vote will have a similar effect as a vote against that director nominee. See “How many votes are required to elect the Class II directors (Proposal 1)?”

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2021 PROXY STATEMENT

About the Annual Meeting

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.”

What is a proxy statement?

A proxy statement is a document that we are required to give you under certain regulations of the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the following matters:

(1)

the election of two Class II directors, each to serve until the date of the 2024 annual meeting of stockholders and until his successor has been duly elected and qualified, or his earlier death, resignation or removal;

(2)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021;

(3)	the approval, on an advisory basis, of the compensation of our named executive officers;

(4)	the approval, on an advisory basis, of a stockholder proposal requesting that the Board of Directors prepare a diversity report, if properly presented at the Annual Meeting; and

(5)	such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and also hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

What is the record date and what does it mean?

The record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 17, 2021 (the “Record Date”). The Record Date is established by the Board of Directors as required by Delaware law. On the Record Date, 60,185,353 shares of Common Stock (including shares of restricted stock) were outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the voting procedures set forth below, holders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of Common Stock is entitled to one vote per share of Common Stock on all matters to be acted upon at the Annual Meeting. Our certificate of incorporation prohibits cumulative voting in the election of directors.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. If a quorum is not present or represented at the Annual Meeting, the chairman of the Annual Meeting or a majority in voting interest of the stockholders present in person or represented by proxy at the Annual Meeting may adjourn the meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

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2021 PROXY STATEMENT

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered the stockholder of record with respect to those shares and we have sent the proxy statement and proxy card directly to you.

If your shares are held in a brokerage account or held by a bank or other nominee, the broker, bank or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” The proxy statement and proxy card have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your nominee regarding how to vote your shares. See “If I hold my shares in “street name,” how do I vote my shares?”

If I am a stockholder of record, how do I vote my shares?

If you are a stockholder of record, you may vote your shares of Common Stock via the internet during the Annual Meeting or you may vote by proxy.

Via the internet prior to the Annual Meeting. You may vote by proxy via the internet prior to the Annual Meeting by following the instructions found on the proxy card.

Via the internet during the Annual Meeting. You may vote during the Annual Meeting by registering in advance at www.proxydocs.com/PAYC, logging in to the meeting website using the link in the email you receive after registering, and following the instructions on the website.

By telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

By mail. You may vote by proxy by completing, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. The proxy card is simple to complete, with specific instructions on the card.

By completing and submitting the proxy card or by submitting your instructions via the internet or by telephone, you will direct the designated persons (known as “proxies”) to vote your shares of Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Chad Richison and Craig Boelte to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it prior to the Annual Meeting. If you complete the entire proxy card except one or more of the voting instructions, then, with respect to Proposal 1, Proposal 2 and Proposal 3, the designated proxies will vote your shares in accordance with the recommendation of the Board of Directors with respect to each proposal for which you do not provide any voting instructions or, in the case of Proposal 4, will vote your shares “ABSTAIN”. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If I hold my shares in “street name,” how do I vote my shares?

If you hold your shares in “street name,” your broker, bank or other nominee should provide you with a request for voting instructions along with the proxy materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you sign but do not fully complete the voting instruction card, then your nominee may be unable to vote your shares with respect to the proposals for which you provide no voting instructions. Alternatively, if you hold your shares in “street name” and want to vote your shares via the internet during the Annual Meeting, you must pre-register for the meeting at www.proxydocs.com/PAYC and contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a stockholder is not the same as a nominee-issued proxy. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

Who counts the votes?

All votes will be tabulated by Mediant Communications, Inc., the inspector of election appointed for the Annual Meeting. Votes for each proposal will be tabulated separately.

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2021 PROXY STATEMENT

What if I do not specify how I want my shares voted?

If you are a record holder who returns a signed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you did not provide any voting instructions, and such shares will be voted in the following manner:

Proposal 1—FOR	the election of each of the Class II director nominees;

Proposal 2—	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021;

Proposal 3—FOR	the advisory approval of the compensation of our named executive officers; and

Proposal 4—ABSTAIN	with respect to the stockholder proposal requesting that the Board of Directors prepare a diversity report.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your broker, bank or other nominee may be unable to vote your shares on all of the proposals other than the ratification of the appointment of Grant Thornton LLP (Proposal 2). See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy by any of the following means:

•	Give written notice of revocation, addressed to Matthew Paque, General Counsel, at our address above, which notice must be received before 4:00 p.m. local time on April 30, 2021.

•	Complete and submit a new valid proxy bearing a later date prior to 4:00 p.m. local time on April 30, 2021.

•

Attend the Annual Meeting virtually and vote via the internet during the Annual Meeting. Your virtual attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares via the internet during the Annual Meeting to revoke your proxy.

If you are a “street name” holder, your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

How many votes are required to elect the Class II directors (Proposal 1)?

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of the Class II director nominees (i.e., the two individuals who receive the most votes will be elected as Class II directors).

While directors are elected by a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, our Corporate Governance Guidelines include a majority voting policy for directors. This policy states that in an uncontested election, any director nominee who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election (a “Majority Withheld Vote”) is required to promptly tender his resignation to the Board of Directors following certification of the stockholder vote. The nominating and corporate governance committee (or, alternatively, a committee of the independent directors of the Board of Directors if each member of the nominating and corporate governance committee received a Majority Withheld Vote) must recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors is required to consider and act on the recommendation within 90 days following certification of the stockholder vote and will promptly disclose its decision whether to accept the resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release.

If you withhold authority to vote with respect to the election of a director nominee, your shares will not be voted with respect to such director nominee(s) indicated but your shares will be counted for purposes of determining whether there is a quorum. Under our majority voting policy for directors, a “WITHHOLD” vote will have a similar effect as a vote against that director nominee.

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2021 PROXY STATEMENT

A complete statement of our majority voting policy is set forth in our Corporate Governance Guidelines available on our website at investors.paycom.com.

How many votes are required to approve the other proposals (Proposals 2, 3 and 4)?

Approval of each other proposal will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. If your shares are represented at the Annual Meeting but you “ABSTAIN” from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular proposal for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Your votes with respect to the approval of the compensation of our named executive officers (Proposal 3) and the stockholder proposal requesting that the Board of Directors prepare a diversity report (Proposal 4) are advisory, which means the results of such votes are not binding on us, the Board of Directors and the committees of the Board of Directors.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are included in the number of shares present at the Annual Meeting for purposes of determining a quorum. If you hold your shares in “street name” and you do not instruct your broker how to vote your shares, no votes will be cast on your behalf with respect to any proposal other than the ratification of the appointment of Grant Thornton LLP (Proposal 2).

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

How are proxies being solicited and what are the costs? Who pays the solicitation costs?

Proxies are being solicited by the Board of Directors on behalf of the Company. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee, plus customary disbursements, which are not expected to exceed $30,000 in total. Our officers, directors and employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be asked to forward solicitation materials to the beneficial owners of shares of Common Stock. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials and collecting voting instructions.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business for a vote at the Annual Meeting other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

We plan to publish the voting results in a Current Report on Form 8-K, which we expect to file with the SEC within four business days following the Annual Meeting.

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2021 PROXY STATEMENT

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of certain information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the documents referred to in this proxy statement. If you have any questions or need additional material, please feel free to contact Investor Relations at (855) 603-1620 or investors@paycom.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 3, 2021
In addition to delivering paper copies of these proxy materials to you by mail, the Notice, proxy statement, form of proxy and 2020 Annual Report are available at www.proxydocs.com/PAYC.

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2021 PROXY STATEMENT

Proposal 1: Election of Directors

Paycom’s business and affairs are managed under the direction of our Board of Directors, which currently consists of seven directors. Pursuant to our amended and restated certificate of incorporation and our amended and restated bylaws, our Board of Directors is divided into three classes, with the members of the classes serving three-year terms that expire in successive years. The terms of office of the current members of our Board of Directors are divided as follows:

•	the term of office for our Class II directors will expire at the Annual Meeting;

•	the term of office for our Class III directors will expire at the annual meeting of stockholders to be held in 2022; and

•	the term of office for our Class I directors will expire at the annual meeting of stockholders to be held in 2023.

Directors hold office until their successors have been elected and qualified or until their earlier death, resignation or removal. The Board of Directors has nominated Robert J. Levenson and Frederick C. Peters II for election as Class II directors (each, a “Director Nominee” and together, the “Director Nominees”), each to serve for a term expiring on the date of the annual meeting of stockholders to be held in 2024 and until his successor has been duly elected and qualified or his earlier death, resignation or removal. Each Director Nominee currently serves on our Board of Directors.

Vote Required

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of the Class II director nominees (i.e., the two individuals who receive the most votes will be elected as Class II directors). Nonetheless, pursuant to our Corporate Governance Guidelines, in an uncontested election, any director nominee who receives a Majority Withheld Vote is required to promptly tender his resignation to the Board of Directors following certification of the stockholder vote. The nominating and corporate governance committee (or, alternatively, a committee of the independent directors of the Board of Directors if each member of the nominating and corporate governance committee received a Majority Withheld Vote) must recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors is required to consider and act on the recommendation within 90 days following certification of the stockholder vote and will promptly disclose its decision whether to accept the resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release. Should any Director Nominee become unable or unwilling to serve, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR each Director Nominee.

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2021 PROXY STATEMENT

Proposal 1: Election of Directors (continued)

Board of Directors Composition and Independence

The following table provides information about each director currently serving on our Board of Directors, including the Director Nominees.

Name	Age	Director Since	Director Class (Expiration of Current Term)	Independent	Committee Memberships
					Audit	Compensation	Nominating and Corporate Governance
Chad Richison	50	1998	Class III (2022)
Jason D. Clark	50	2014	Class III (2022)	X	X	X (chairperson)
Henry C. Duques	77	2016	Class III (2022)	X	X	X
Janet B. Haugen	62	2018	Class I (2023)	X	X (chairperson)	X
Robert J. Levenson	79	2007	Class II (2021)	X	X		X (chairperson)
Frederick C. Peters II	71	2014	Class II (2021)	X	X	X	X
J.C. Watts, Jr.	63	2016	Class I (2023)	X		X	X

Our Board of Directors relies on the criteria set forth in the New York Stock Exchange (“NYSE”) Listed Company Manual for purposes of evaluating the independence of directors and, based on such criteria, has affirmatively determined that Ms. Haugen and each of Messrs. Clark, Duques, Levenson, Peters and Watts qualifies as “independent.” In making such determinations, the Board of Directors considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors also considered other transactions or relationships that do not rise to the level of requiring disclosure, including the relationship between the Company and entities affiliated with certain directors as a result of such entities’ purchase (at standard rates) and ongoing use of the Company’s human capital management and payroll software. There are no family relationships between any of our directors or executive officers.

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2021 PROXY STATEMENT

Proposal 1: Election of Directors (continued)

Director Skills, Experience and Background

The biographies of the Director Nominees are as follows:

ROBERT J. LEVENSON

Robert J. Levenson has served as a member of our Board of Directors since July 2007. Mr. Levenson is a founder and managing member of Lenox Capital Group, LLC, a private venture capital investment company formed in 2000 (“Lenox Capital”), which focuses primarily on early stage software technology and service company investments. From 1981 through 1990, Mr. Levenson held several executive management positions with Automatic Data Processing, Inc. (“ADP”), including Group President—Employer Services, member of the Corporate Executive Committee and member of the board of directors. In late 1990, Mr. Levenson became Chief Operating Officer of Medco Containment Services, Inc. (“Medco”) (later acquired by Merck & Co., Inc.), and was elected to Medco’s board of directors. From 1992 until 2003, Mr. Levenson served on the board of directors of First Data Corporation (“FDC”), and from 1993 until his retirement in 2000, he served as Executive Vice President of FDC. Thereafter, he served as a consultant to FDC and certain of its joint venture affiliates until 2006. Mr. Levenson has served on several boards of directors of public and private companies as well as civic and philanthropic organizations, which have previously included: ADP, FDC, Medco, Central Data Systems, Inc., Comnet, Inc., Polyvision, Broadway & Seymour, Superior TeleCom Inc., Vestcom International, Emisphere Technologies, Inc., Ceridian Corp, and Elite Pharmaceuticals, Inc. He graduated from Kent State University with his bachelor’s degree in business administration. Mr. Levenson was selected to serve on our Board of Directors based on his industry expertise and experience as a member of the boards of directors of other companies.

FREDERICK C. PETERS II

Frederick C. Peters II has served as a member of our Board of Directors since March 2014. He currently serves as Chairman and Chief Executive Officer of Community Financial Institutions Fund (f/k/a Bluestone Financial Institutions Fund). Prior to joining Community Financial Institutions Fund, Mr. Peters served as the Chairman, President and Chief Executive Officer of Bryn Mawr Bank Corporation (“BMTC”), a publicly traded company, and its principal subsidiary, The Bryn Mawr Trust Company, and served on BMTC’s board of directors from January 2001 to April 2017. BMTC is listed on the Nasdaq Stock Market. Prior to joining BMTC in 2001, Mr. Peters started two community banks: National Bank of the Main Line in 1985 and First Main Line Bank in 1995. Mr. Peters began his banking career at Philadelphia National Bank in 1976 and held lending and executive positions at Hamilton Bank and Industrial Valley Bank prior to starting his first community bank. In addition, Mr. Peters served on the board of directors of the Federal Reserve Bank of Philadelphia from 2009 through 2014. He served as the chairman of the Federal Reserve Bank of Philadelphia’s audit committee from January 1, 2013 through December 31, 2014, while also serving as a member of the Federal Reserve Bank’s Committee of Audit Chairs in Washington, D.C. Mr. Peters has served on numerous non-profit boards including Main Line Health where he served first as chairman of the audit committee and later as chairman of the finance committee. He currently serves on the board of directors of The Bryn Mawr Film Institute and The Foundation for Delaware County. Mr. Peters graduated from Amherst College with his bachelor’s degree in political science. Mr. Peters was selected to serve on our Board of Directors based on his financial and investment expertise and his experience as a member of the board of directors of a public company.

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2021 PROXY STATEMENT

Proposal 1: Election of Directors (continued)

The biographies of the directors currently serving as Class III directors are as follows:

JASON D. CLARK

Jason D. Clark has served as a member of our Board of Directors since August 2014. Mr. Clark has served as President and Chief Executive Officer of CompSource Mutual Insurance Company since March 2009. Mr. Clark is a member of the board of directors of the Oklahoma State Chamber of Commerce, a President of the American Association of State Compensation Insurance Funds (AASCIF) and has previously served in leadership positions for multiple industry and trade associations. Mr. Clark has over 30 years of experience in the insurance industry specializing in workers’ compensation insurance. Mr. Clark earned his bachelor’s degree in business administration from the University of Central Oklahoma. Mr. Clark was selected to serve on our Board of Directors based on his business experience.

HENRY C. DUQUES

Henry C. Duques has served as a member of our Board of Directors since November 2016. Mr. Duques was the chairman and chief executive officer of First Data Corporation, an electronic commerce and payment services company, from 1992 to 2002 and again from 2005 to 2007. Prior to joining First Data Corporation, he served as president and chief executive officer of the Database Services Group of American Express Travel Related Services Company, Inc., the predecessor of First Data Corporation, from 1987 to 1992. Mr. Duques was with Automatic Data Processing, Inc. from 1973 to 1987, where he served as Group President Financial Services and as a member of the board of directors from 1984 to 1987. Mr. Duques also served on the boards of directors of Unisys Corporation from 1998 to 2014, including as the nonexecutive chairman from 2006 to 2008, SunGard Corp. from 2003 to 2005 and CheckFree Corporation from 2000 to 2004. Mr. Duques earned his bachelor’s degree in business administration from The George Washington University in 1965 and an M.B.A from The George Washington University in 1969 and served on board of trustees of The George Washington University from 1998 to 2008. Mr. Duques was selected to serve on our Board of Directors based on his decades of experience in business operations and management, strategy and public company governance.

CHAD RICHISON

Chad Richison has served as President and Chief Executive Officer since he founded Paycom in 1998. He has also served as a member of our Board of Directors since 1998 and was appointed Chairman of the Board of Directors in August 2016. Mr. Richison began his career in sales with a national payroll and human resources company and a regional payroll company prior to founding Paycom. He received his bachelor’s degree in mass communications—journalism from the University of Central Oklahoma. Mr. Richison was selected to serve on our Board of Directors based on the leadership skills, strategic guidance and experience he brings as our President and Chief Executive Officer and operational expertise from his prior experience in the industry.

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2021 PROXY STATEMENT

Proposal 1: Election of Directors (continued)

The biographies of the directors currently serving as Class I directors are as follows:

JANET B. HAUGEN

Janet B. Haugen has served as a member of our Board of Directors since February 2018. Ms. Haugen was the senior vice president and chief financial officer of Unisys Corporation (“Unisys”), a global information technology company, from 2000 to 2016. She also held positions as vice president, controller and acting chief financial officer of Unisys between 1996 and 2000. Prior to joining Unisys, she was an audit partner at Ernst & Young. Ms. Haugen served as a member of the board of directors and chair of the audit committee of SunGard Data Systems Inc. from 2002 to 2005, and has served on the board of directors of Juniper Networks, Inc., a public company, since May 2019, and the board of directors of Bentley Systems, Inc., a public company, since October 2020. She earned her bachelor’s degree in economics from Rutgers University. Ms. Haugen was selected to serve on our Board of Directors based on her public company leadership experience, particularly in the technology industry, and extensive knowledge of financial and economic issues.

J.C. WATTS, JR.

J.C. Watts, Jr. has served as a member of our Board of Directors since November 2016. Mr. Watts is the president and chief executive officer of Watts Partners, a boutique corporate and government affairs consulting firm he co-founded in 2003, and is chairman of the Black News Channel. Mr. Watts has served on the board of directors of Dillard’s, Inc. (“Dillard’s”), a public company, since August 2009, and previously served on the Dillard’s board of directors and as a member of its audit committee from 2003 to 2008. Mr. Watts also served on the boards of directors of CSX Corporation from March 2011 to May 2014 and ITC Holdings Corp. from August 2011 to February 2014. Mr. Watts was elected to the United States House of Representatives in 1994 and served from January 1995 to January 2003. During his time in Congress, Mr. Watts was chairman of the Republican Conference from January 1999 to January 2003, and also served on the United States House Committees on Armed Services, Financial Services, and Transportation and Infrastructure. Mr. Watts earned his bachelor’s degree in journalism and public relations from the University of Oklahoma in 1981. Mr. Watts was selected to serve on our Board of Directors due to his senior leadership experience in business and as a public servant, his experience serving on other public company boards and his understanding of regulatory issues.

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2021 PROXY STATEMENT

Proposal 1: Election of Directors (continued)

The following chart provides information about each director’s qualifications and experiences. More detailed information is provided in the director biographies above.

Leadership Business and strategic management experience from service in a significant leadership position	•	•	•	•	•	•	•
Public Company Board Experience as a board member of another publicly traded company		•	•	•	•		•
Financial Background and experience in finance, accounting, financial reporting or economics	•	•	•	•	•	•	•
Industry Experience in the software or technology industries		•	•	•	•	•
Government Relations/Regulatory Experience in government or regulatory matters	•						•
Risk Management Experience in risk management, strategic planning or compliance	•	•	•	•	•	•	•
Diversity Gender, racial or ethnic diversity			•				•

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2021 PROXY STATEMENT

Corporate Governance

Board Leadership Structure

The Chief Executive Officer and Chairman of the Board of Directors are both appointed by the Board of Directors. Our Corporate Governance Guidelines provide that both independent and management directors, including the Chief Executive Officer, are eligible for appointment as Chairman of the Board of Directors. We believe it is important that the Board of Directors retain flexibility to determine whether these roles should be separate or combined based upon all relevant facts and circumstances at a given point in time. Currently, Mr. Richison serves as both Chief Executive Officer and Chairman. At this time, the Board of Directors believes that combining the Chief Executive Officer and Chairman roles promotes decisive leadership, fosters clear accountability and enhances our ability to communicate our strategy clearly and consistently to our stockholders, employees and clients.

Our Corporate Governance Guidelines provide that if the Chairman is not an independent director, the non-management directors are required to appoint a lead independent director to represent and coordinate the activities of the non-management and independent directors and to help ensure the independence of the Board of Directors from the Chief Executive Officer and Chairman. Mr. Peters currently serves as lead independent director. In his role as lead independent director, Mr. Peters’s responsibilities are to (i) preside over regularly scheduled executive sessions of non-management and independent directors, (ii) facilitate communication among the non-management and independent directors, (iii) act as a liaison between the non-management and independent directors and the Chief Executive Officer and (iv) perform such other roles and responsibilities as may be assigned to him by the Board of Directors.

A copy of the Corporate Governance Guidelines is available on our website at investors.paycom.com.

Board of Directors Meetings

During the fiscal year ended December 31, 2020, the Board of Directors held six meetings. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors for the period for which such director served on the Board of Directors or committee(s), if applicable, during 2020. Each member of the Board of Directors attended the annual meeting of stockholders in 2020. The Board of Directors does not have a policy requiring director attendance at annual meetings of stockholders.

Committees

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation or death or until otherwise determined by our Board of Directors.

Audit Committee

Our audit committee oversees our accounting and financial reporting processes and the audit of our financial statements. In that regard, our audit committee assists board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal audit function and independent auditors. Among other matters, the audit committee is responsible for (a) the appointment, compensation, retention, oversight and pre-approval of our independent auditors, including oversight of firm and partner rotation, (b) evaluating the qualifications, performance and independence of our independent auditors, (c) reviewing our annual and interim financial statements, (d) discussing press releases, financial information and earnings guidance provided to analysts and rating agencies, (e) discussing policies with respect to risk assessment and risk management, (f) reviewing and ensuring the adequacy of our internal control systems, (g) reviewing and approving related party transactions and (h) annually reviewing the audit committee charter and the committee’s performance.

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2021 PROXY STATEMENT

Corporate Governance (continued)

The current members of our audit committee are Ms. Haugen and Messrs. Clark, Duques, Levenson and Peters, with Ms. Haugen serving as chairperson of the committee. Our Board of Directors has affirmatively determined that each of Ms. Haugen and Messrs. Clark, Duques, Levenson and Peters (i) is independent for purposes of serving on the audit committee under applicable SEC rules and regulations and the NYSE Listed Company Manual and (ii) meets the requirements for financial literacy under the NYSE Listed Company Manual and applicable SEC rules and regulations. Our Board of Directors has designated each of Ms. Haugen and Mr. Peters as an “audit committee financial expert” as defined under the applicable SEC rules and determined that each of them has accounting or related financial management expertise as required under the NYSE Listed Company Manual. The audit committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the audit committee charter is available on our website at investors.paycom.com. During the fiscal year ended December 31, 2020, the audit committee held five meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other matters, identifying, evaluating and recommending candidates for membership on our Board of Directors, including nominees recommended by stockholders, reviewing and recommending the composition of our committees, overseeing our Code of Business Conduct and Ethics and Corporate Governance Guidelines, reporting and making recommendations to our Board of Directors concerning governance matters and overseeing our policies and programs on issues of social responsibility and environmental sustainability. The nominating and corporate governance committee also annually reviews the nominating and corporate governance committee charter, the performance of the Board of Directors and management, and its own performance.

The current members of the nominating and corporate governance committee are Messrs. Levenson, Peters and Watts, with Mr. Levenson serving as chairperson of the committee. Our Board of Directors has affirmatively determined that each of Messrs. Levenson, Peters and Watts is independent for purposes of serving on the nominating and corporate governance committee under applicable SEC rules and regulations and the NYSE Listed Company Manual. The nominating and corporate governance committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the nominating and corporate governance committee charter is available on our website at investors.paycom.com. During the fiscal year ended December 31, 2020, the nominating and corporate governance committee held four meetings.

Compensation Committee

Our compensation committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our executive officers. Among other matters, the compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, approves all equity-related awards to our executive officers, approves and administers incentive-based compensation plans and equity-based compensation plans and reviews and makes recommendations with respect to the annual Compensation Discussion and Analysis. The compensation committee also annually reviews the compensation committee charter and the committee’s performance.

The current members of our compensation committee are Ms. Haugen and Messrs. Clark, Duques, Peters and Watts, with Mr. Clark serving as chairperson of the committee. Our Board of Directors has affirmatively determined that each of Ms. Haugen and Messrs. Clark, Duques, Peters and Watts (i) is independent for purposes of serving on the compensation committee under applicable SEC rules and regulations and the NYSE Listed Company Manual and (ii) qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the compensation committee charter is available on our website at investors.paycom.com. During the fiscal year ended December 31, 2020, the compensation committee held 14 meetings.

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2021 PROXY STATEMENT

Corporate Governance (continued)

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2020, each of Ms. Haugen and Messrs. Clark, Duques, Peters and Watts served on the compensation committee. Mr. Clark has served on the compensation committee since August 2016, Mr. Duques has served on the compensation committee since February 2017, Mr. Watts has served on the compensation committee since December 2017 and each of Ms. Haugen and Mr. Peters has served on the compensation committee since April 2019. None of the persons who served on the compensation committee during 2020 is or has been an officer or employee of Paycom and none had any relationship with Paycom or any of its subsidiaries during 2020 that would be required to be disclosed as a transaction with a related person. None of our executive officers currently serves or has in the last completed fiscal year served on the board of directors or compensation or similar committee of another company at any time during which an executive officer of such other company served on our Board of Directors or compensation committee.

Risk Oversight

Our Board of Directors is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our Chief Executive Officer and other members of senior management. Our Board of Directors, as a whole and through its committees, is responsible for the oversight of risk management strategy, and our senior management is responsible for assessing, implementing and managing our risk management processes on a day-to-day basis.

The Board of Directors has delegated primary responsibility for overseeing enterprise risk management to the audit committee, and the audit committee receives appropriate assistance from key members of management, including the Company’s Chief Financial Officer. Members of management report regularly to the audit committee. The audit committee periodically discusses with management our policies with respect to risk assessment and risk management as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The audit committee also receives regular reports and updates from the Company’s Chief Information Officer with respect to cybersecurity risk management. Such reports cover the Company’s information technology security program, including its current status, capabilities, objectives and plans, as well as the evolving cybersecurity threat landscape. Our compensation committee oversees risk related to compensation policies. Both our audit and compensation committees report to the full Board of Directors with respect to these matters, among others.

Corporate Social Responsibility

We believe that we have a responsibility to our people, our community, and our world in which we operate, and that effective management of environmental, social and governance (“ESG”) issues will help drive long-term growth. While our core business consists of being a leading provider of comprehensive, cloud-based human capital management software, our organization is dedicated to providing world-class service for our customers, developing innovative HR and payroll technology, creating a safe and inclusive workplace and minimizing our impact on the environment.

Our executive team and Board recognize the importance of these responsibilities, which is why we assembled highly experienced teams committed to delivering sustainable solutions and value to our stakeholders. The Board has delegated formal oversight for social responsibility and environmental sustainability programs and policies to its nominating and corporate governance committee. The committee also oversees the preparation and publication of the Company’s corporate social responsibility report. Further, our management and members of the Board have engaged stockholders to better understand their views relating to ESG concerns, carefully considering the feedback we receive and acting when appropriate. We believe we are making meaningful progress towards our ESG goals and expect to release additional ESG reporting in future periods.

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2021 PROXY STATEMENT

Corporate Governance (continued)

OUR PEOPLE

We believe the power of Paycom’s software solution comes from our most important asset, our people, which is why we’ve solidified our core values and strive to uphold them every day.

LEAD	SERVE	LEARN	GRIT	WINNING

We dream, we build we deliver. With revolutionary vision, we lead ourselves and other to greatness.	We serve with passion and purpose. With a helpful spirit, we do what’s right and then add more.	We seek knowledge to fuel our future. Growth is not by chance. It’s the result of a forever quest to improve through livelong leaning.	We embrace the hard stuff. Sleeves rolled up, we attack every challenge head-on.	We fight to win and refuse to lose. Game faces on, we pursue victory with the heart of a champion.

From professional development to personal safety, our people are our top priority. We continuously engage and empower our workforce with a culture that champions positivity, grit and innovation.

Diversity, Inclusion and Belonging

Our commitment to diversity, inclusion and belonging starts with our goal to attract, retain and develop a workforce that is diverse in background, knowledge, skill and experience. As of December 31, 2020, women represented 51% and self-identified racial and ethnic minorities represented 31% of the Company’s workforce, respectively. Approximately 18% of our employees serve in a managerial role, defined as team leader or above. As of December 31, 2020, women held 47% and self-identified racial and ethnic minorities held 20% of the Company’s managerial roles, respectively. We recognize Paycom plays an important part in the lives of our employees and strive to create an inclusive workplace where employees feel heard, valued and appreciated for who they are.

We encourage every one of our team members to form deeper relationships with those around them based on mutual respect, dignity and understanding. To encourage productive conversations within our organization, we launched an employee listening and engagement series called Better Conversations, where we seek to understand and to be understood. These sessions are designed to provide a forum for productive conversations throughout the organization. They provide a safe atmosphere that encourages open dialogue where everyone’s voice will be heard and we all can be our authentic selves.

To help other organizations foster productive conversations of their own, we added a collection of diversity and inclusion courses to our digital learning platform, Paycom Learning, covering key topics like biases and how to overcome them.

Health, Safety and Wellness

We are committed to providing our employees with a safe, engaging environment where they feel empowered to work hard towards common goals. To foster the physical and mental well-being of our workforce, we added well-being advisors to our staff as a benefit to all our employees in 2020. This benefit is in addition to our employee assistance program. We also offer our workforce comprehensive health insurance as well as optional dental and vision coverage. Additionally, we provide our employees several opportunities to focus on physical, mental and financial wellness by maintaining a fully equipped on-site gym, 401(k) matching, an employee stock purchase plan, and paid vacation, holiday, family leave and sick leave, with numerous other benefits offered to our employees. We take care of our employees’ families by offering paid family leave when welcoming new additions, backup childcare, adoption support, fertility support and maternity support programs.

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2021 PROXY STATEMENT

Corporate Governance (continued)

COVID-19 Response

Beginning in February 2020, we took various actions in order to minimize the risk of COVID-19 to our employees, our clients, and the communities in which we operate. In March 2020, we suspended all business-related travel until further notice and began transitioning our employees to work-from-home arrangements. As of December 31, 2020, 96% of our employees were working remotely. Despite having the majority of our workforce working remotely, we continue to maintain our commitment to ensuring our employees’ health, safety and wellness. We continue to follow recommendations from the World Health Organization and the Centers for Disease Control, including practicing social distancing, increased cleaning and sanitizing of workstations, and implementing screening procedures for on-site employees. We have offered our employees remote work resources, online exercise classes and encourage employee feedback through our own feedback tools like Paycom Surveys and Ask Here. We have also engaged our workforce to identify and respond to current and future COVID-19 concerns. We continue to adapt our business continuity plans to address the changing needs of the business while remaining consistent with the criteria set out in the International Organization for Standardization (“ISO”) 22301:2012. We have maintained a certification based on the ISO 22301:2012 standard since January 2019.

In our industry, it is critical that we and our clients are fully informed and understand the implications of new or changing regulations that could affect HR, payroll and employer taxes. At the onset, and throughout the COVID-19 pandemic, we made it a priority to fully inform our clients of new or changing government regulations relevant to managing human capital. These efforts included providing timely communication and updating our products to help our clients navigate the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, among others.

OUR COMMUNITY

We are passionate about being responsible corporate citizens in the communities where we live and work. With the pandemic creating economic hurdles for many across the nation, 2020 was our most philanthropic year yet. We reached new giving heights through both monetary and in-kind donations, which again included the largest combined employee-employer contribution The Salvation Army Central Oklahoma Command has received in its 120-year history. With extremely cold temperatures this winter, we also donated hundreds of coats to this organization. We provided holiday presents and financial gifts to The Anna’s House Foundation, an Oklahoma-based organization providing immediate, stable and loving homes for children in state custody. Our employees gave their time through virtual opportunities as well.

OUR WORLD

Environmental Impact

Paycom is committed to minimizing the environmental impact from our operations. We strive to continue developing environmental programs to protect our planet, employees, communities, and future generations by focusing on mitigation, prevention and opportunity. We embed the principles of advancing a circular economy into our ESG practices through green investments and long-term implementation of new technologies. Through focused efforts, we can protect our planet while creating value for our stockholders. Highlights of our environmental sustainability efforts include:

•	a commitment to water efficiency and conservation through our utilization of hands-free faucets and water fill stations to limit water usage;

•	a commitment to green investments through a dedicated four acres of our headquarters property to an employee greenspace; and

•	providing a software product to our business clients that promote and support “go green” initiatives through paper-reducing software tools.

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2021 PROXY STATEMENT

Corporate Governance (continued)

Data Protection and Privacy

Innovation at Paycom is more than developing new products and environmental-friendly initiatives. We are also committed to data security and data privacy through our information security framework based on international standards and cloud-based excellence. We maintain a certification based on the ISO/EIC 27001:2013 criteria, a security standard for Information Security Management Systems published by ISO. We voluntarily obtain third-party security examinations relating to our internal controls over financial reporting in accordance with System and Organization Controls Report, I (“SOC 1”). Our SOC 1 examination is conducted every six months and addresses, among other areas, our physical and environmental safeguards for production data centers and logical security procedures. We also obtain third-party examinations relating to our internal controls over security and privacy in accordance with System and Organization Controls Report, II (“SOC 2”). Our SOC 2 examination is conducted every year and addresses, among other areas, internal controls around security, availability, processing integrity, confidentiality and privacy. Our data protection and privacy systems help us deliver on our promise to protect the confidential information of our clients and their employees.

We believe that strong governance and sustainability oversight is vital and supports the long-term success of Paycom. Our commitment to corporate responsibility means embedding it into all aspects of our people, our communities, and our world. Our Board and its committees devote substantial attention to governance and sustainability matters and seeks to ensure accountability for meeting our ESG standards. Our corporate website has been updated to provide disclosure with respect to certain corporate social responsibility and ESG related matters in an effort to improve investor access to key information about our evolving practices. Please visit www.paycom.com/diversity-inclusion-belonging for more information.

Director Qualifications

Our nominating and corporate governance committee is responsible for, among other things, assisting our Board of Directors in identifying qualified director nominees and recommending nominees to stand for election at each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a board with a wide range of relevant experience, skills and perspectives. In October 2016, the nominating and corporate governance committee adopted a set of criteria and standards for assessing the necessary skills and characteristics of director candidates (the “Director Qualification Standards”). In accordance with the Director Qualification Standards, the nominating and corporate governance committee will select director candidates on the basis of recognized achievements, knowledge, experience and other factors as deemed appropriate, including but not limited to a candidate’s (i) ability to bring sound and informed business judgment to the deliberations of the Board of Directors, (ii) character, integrity and loyalty to the Company, (iii) independence, (iv) ability to bring diverse points of view to bear on discussions, (v) financial knowledge and experience and (vi) understanding of marketing, technology, law, the impact of government regulations or other specific areas or disciplines. In connection with the adoption of the Director Qualification Standards, the nominating and corporate governance committee expressly reserved the right to deviate from and/or modify the Director Qualification Standards from time to time in its reasonable discretion.

While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee endeavors to consider candidates who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and professional experiences that enhance the quality of the deliberations and decisions of the Board of Directors, in the context of the perceived needs of the structure of the Board of Directors at that point in time. The nominating and corporate governance committee believes that it is important that directors represent diverse viewpoints and individual perspectives. Diversity and inclusion are values ingrained in our culture and essential to our business. The Board of Directors and the nominating and corporate governance committee aim to identify a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board of Directors.

Director Nomination Procedures

With respect to incumbent members of the Board of Directors, the nominating and corporate governance committee will annually evaluate the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria described above in determining whether to recommend such directors for re-election.

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2021 PROXY STATEMENT

Corporate Governance (continued)

Director candidates may come to the attention of the nominating and corporate governance committee from current directors, stockholders, officers or other sources. The nominating and corporate governance committee reviews all candidates in the same manner regardless of the source of the recommendation. In March 2016, the nominating and corporate governance committee adopted a formal policy regarding stockholder nominees. The nominating and corporate governance committee will consider recommendations for the nomination of directors submitted by stockholders entitled to vote generally in the election of directors. The nominating and corporate governance committee has not established a minimum number of shares of Common Stock that a stockholder must own in order to recommend a director candidate for consideration, or a minimum length of time during which the stockholder must own its shares of Common Stock, but the nominating and corporate governance committee will take into account the size and duration of a recommending stockholder’s ownership interest in Paycom. The nominating and corporate governance committee will also consider the extent to which the stockholder making the recommendation intends to maintain its ownership interest in Paycom. The nominating and corporate governance committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the nominating and corporate governance committee for Board of Directors candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency. The nominating and corporate governance committee will only consider recommendations submitted in compliance with our amended and restated bylaws (as the same may be amended from time to time) and any procedural requirements adopted by the nominating and corporate governance committee and disclosed in this proxy statement.

Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with the Board of Directors, a committee of the Board of Directors, the non-management/independent directors, the lead independent director or other individual director may do so by writing to such director or group of directors at: Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, OK 73142, Attn: Legal Department.

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Legal Department that it is a communication for the Board of Directors. Upon receiving such a communication, the Legal Department will promptly forward the communication to the relevant individual or group to which it is addressed. The Board of Directors has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

The Legal Department will not forward any communication determined in its good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. The Legal Department will maintain a list of each communication that was not forwarded because it was determined to be frivolous. Such list is delivered to the Board of the Directors at its quarterly meetings. In addition, each communication subject to this policy that was not forwarded because it was determined by the Legal Department to be frivolous is retained in our files and made available at the request of any member of the Board of Directors to whom such communication was addressed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other principal executive and senior officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at investors.paycom.com. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The information contained on, or accessible from, our website is not part of this proxy statement by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Hedging Policy

Our insider trading policy requires that any employee, executive officer or director wishing to enter into any hedging or similar transaction with respect to our securities must pre-clear such transaction with our Chief Financial Officer at least two weeks prior to, and must provide justification for, the proposed transaction.

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2021 PROXY STATEMENT

Corporate Governance (continued)

Director Compensation

Overview and Philosophy

The Board of Directors believes that each director who is not employed by us (whom we refer to as non-employee directors) should be compensated through a mix of cash and equity-based compensation, which is awarded in the form of restricted stock. The compensation committee, consisting entirely of independent directors, has primary responsibility for reviewing and considering any revisions to director compensation. Periodically, the committee has reviewed director compensation with assistance from its independent compensation consultant, including conducting benchmarking against the Company’s peer group to help assess the appropriateness and competitiveness of our non-employee director compensation program. The Board of Directors reviews the compensation committee’s recommendations, discussing those recommendations among themselves, and determines the amount of director compensation. Historically our philosophy is to align target total non-employee director compensation, including cash and equity, to be in a competitive range of our peer group.

Because Mr. Richison serves as our President and Chief Executive Officer, he did not receive additional compensation for his service as a director in 2020 (including for his service as Chairman of the Board of Directors). See “Compensation of Executive Officers—Summary Compensation Table for Fiscal Years Ended December 31, 2020, 2019 and 2018” for additional information regarding the compensation paid to Mr. Richison during 2020. None of our executive officers had a role in determining or recommending the amount or form of non-employee director compensation, other than Mr. Richison in his capacity as a member of the Board of Directors.

Director Compensation in 2020

In 2020, the compensation package for non-employee directors consisted of (i) annual compensation for service as a director and as a member or chairperson of any committee(s), payable in cash in four quarterly installments (the “Director Cash Compensation”), and (ii) an award under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “LTIP”) of restricted stock with an aggregate fair market value equal to $225,000 (based on the closing price of the Common Stock on the date of grant) (the “Director Equity Compensation”). All directors are also entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their service.

In February 2020, at the request of the compensation committee, the committee’s compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), evaluated the competitiveness of our existing compensation program for non-employee directors. Specifically, Meridian prepared an analysis of our non-employee director compensation program in comparison to the director compensation programs of the primary peer group companies selected by the compensation committee. Meridian determined that our compensation for members and chairpersons of committees was below the 25th percentile of the primary peer group. Following its review of the comparative analysis prepared by Meridian, in March 2020, the Board of Directors approved increased annual cash compensation for members and chairpersons of committees, as summarized in the table below. These changes were intended to align annual cash compensation for committee service with the median of the primary peer group.

Recipient(s)	2019 Annual Cash Compensation ($)	2020 Annual Cash Compensation ($)

Non-employee directors	75,000	75,000

Lead independent director	20,000	20,000

Audit committee chairperson	10,000	25,000

Audit committee members (excluding chairperson)	7,500	10,000

Compensation committee chairperson	5,000	18,000

Compensation committee members (excluding chairperson)	4,000	8,000

Nominating and corporate governance committee chairperson	5,000	10,000

Nominating and corporate governance committee members (excluding chairperson)	4,000	5,000

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2021 PROXY STATEMENT

Corporate Governance (continued)

In the event that a new non-employee director is appointed to the Board of Directors other than at an annual meeting of stockholders (a “Mid-Term Director”), such Mid-Term Director is entitled to receive (i) the Director Cash Compensation beginning on the first quarterly payment date following his or her appointment and (ii) a partial award of the Director Equity Compensation on the date of his or her appointment, with the aggregate fair market value of such award to be determined based on the timing of such Mid-Term Director’s appointment in relation to the quarterly payment dates for the Director Cash Compensation.

With respect to Director Equity Compensation, the shares of restricted stock were granted on the date of the 2020 annual meeting of stockholders and are scheduled to cliff-vest on the seventh (7th) day following the first (1st) anniversary of the 2020 annual meeting, provided that the non-employee director is providing services to the Company through the applicable vesting date. Any unvested Director Equity Compensation will be forfeited in the event that the non-employee director’s service on the Board of Directors terminates prior to the vesting date, unless (i) such director resigns concurrently with the annual meeting of stockholders immediately prior to the scheduled vesting date, (ii) such annual meeting is held not more than thirty (30) days prior to the scheduled vesting date and (iii) the resigning director continues to serve on the Board of Directors through the date of such annual meeting.

The following table provides information regarding compensation paid to each non-employee director during 2020.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Total ($)

Jason D. Clark	99,125	(2)	224,970	324,095

Henry C. Duques	91,375	(3)	224,970	316,345

Janet B. Haugen	203,250	(4)	224,970	428,220

Robert J. Levenson	93,125	(5)	224,970	318,095

Frederick C. Peters II	116,125	(6)	224,970	341,095

J.C. Watts, Jr.	86,750	(7)	224,970	311,720
(1)

Amounts shown represent the aggregate grant date fair value of Director Equity Compensation, computed in accordance with ASC 718, with the exception that the amounts shown assume no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 11, “Stockholders’ Equity and Stock-Based Compensation” in the annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”) filed with the SEC on February 18, 2021. For purposes of the Director Equity Compensation, we did not issue any fractional shares and, as a result, the aggregate grant date fair value of each director’s award is slightly less than $225,000.

(2)	Represents the aggregate Director Cash Compensation paid to Mr. Clark for his service as a director, member of the audit committee and chairperson of the compensation committee.
(3)	Represents the aggregate Director Cash Compensation paid to Mr. Duques for his service as a director and member of the compensation and audit committees.
(4)

Represents (i) the aggregate Director Cash Compensation paid to Ms. Haugen for her service as a director, member of the compensation committee and chairperson of the audit committee and (ii) a cash bonus of $100,000 in recognition of the extraordinary effort and additional time she contributed as a member of the Board of Directors in the 2020 fiscal year.

(5)

Represents the aggregate Director Cash Compensation paid to Mr. Levenson for his service as a director, member of the audit committee and chairperson of the nominating and corporate governance committee.

(6)

Represents the aggregate Director Cash Compensation paid to Mr. Peters for his service as a director, lead independent director and member of the nominating and corporate governance, audit and compensation committees.

(7)	Represents the aggregate Director Cash Compensation paid to Mr. Watts for his service a director and a member of the compensation and nominating and corporate governance committees.

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Corporate Governance (continued)

Director Stock Ownership Guidelines

To further align their interests with the long-term interests of stockholders and to promote the Company’s commitment to sound corporate governance, the Board of Directors established minimum stock ownership guidelines for the non-employee directors and executive officers in October 2017. Under these guidelines, each non-employee director is required to own a number of shares of Common Stock (including unvested shares of restricted stock) equal to (i) three times the amount of annual cash compensation payable to each non-employee director for the then-current year, exclusive of any fees payable for service as lead independent director, chair of a committee or service on a committee, divided by (ii) the greater of (x) the closing price of the Common Stock as reported on the NYSE on the trading day immediately preceding the date of calculation and (y) the average closing price of the Common Stock as reported on the NYSE for the 12-month period immediately preceding (and ending on the trading date immediately prior to) the date of calculation. Each non-employee director’s minimum stock ownership requirement is recalculated annually on the date of the annual meeting of stockholders and in connection with any change in the annual cash compensation payable to non-employee directors. Non-employee directors who were serving on the Board of Directors as of October 31, 2017 are required to achieve compliance with these guidelines by October 31, 2022. Non-employee directors elected since October 31, 2017 and future non-employee directors are required to achieve compliance with these guidelines within five years of their election. As of the Record Date, each non-employee director was in compliance with the stock ownership guidelines. A copy of the stock ownership guidelines is available on our website at investors.paycom.com.

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Audit Committee Matters

Audit Committee Report

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2020, which includes our consolidated balance sheets as of December 31, 2020 and December 31, 2019, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Review and Discussions with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

Pursuant to the terms of the audit committee’s charter, the audit committee meets at least once per fiscal quarter or more frequently as it may determine necessary. The audit committee has discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee has also received written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence from the Company. The audit committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with Grant Thornton LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Members of the Audit Committee

Jason D. Clark  |  Henry C. Duques  |  Janet B. Haugen  |  Robert J. Levenson  |  Frederick C. Peters II

Fees to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by Grant Thornton LLP for audit services for fiscal 2019 and 2020 as well as for audit-related, tax and other services rendered during the applicable periods (in thousands).

	2020	2019

Audit Fees(1)	$897	$1,254

Audit-Related Fees(2)	—	—

Tax Fees(3)	102	68

All Other Fees(4)	—	—

Total Fees	$999	$1,322

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, including consultations concerning financial reporting in connection with issuances of auditor consents and comfort letters with respect to registration statements filed with the SEC and related securities offerings.

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Audit Committee Matters (continued)

(2)	Grant Thornton LLP did not provide any assurance or related services during the relevant periods that are not otherwise disclosed as audit fees.
(3)

Tax fees consist of fees billed for professional services rendered for tax compliance (including the preparation, review and filing of tax returns), tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance.

(4)	Grant Thornton LLP did not provide any “other services” during the relevant periods.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The audit committee has determined that all services performed by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated authority to its chairperson, Ms. Haugen, to pre-approve any audit or non-audit services to be provided by Grant Thornton LLP, provided that (i) the fees for such services do not exceed $250,000 in the aggregate, (ii) any matters approved by the chairperson under such delegated authority must be presented to the full audit committee at its next scheduled meeting and (iii) such services must be allowed to be provided by our independent registered public accounting firm under the Sarbanes-Oxley Act of 2002 and SEC rules relating to auditor independence. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

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Proposal 2: Ratification of the Appointment of

Our Independent Registered Public Accounting Firm

The audit committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021. The audit committee and the Board of Directors recommend that you ratify this appointment.

Arrangements have been made for a representative of Grant Thornton LLP to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and he or she will be available to respond to appropriate stockholder questions.

Vote Required

The approval of Proposal 2 will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021.

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Management

CHAD RICHISON

Chad Richison, 50, has served as President and Chief Executive Officer since he founded Paycom in 1998. He has also served as a member of our Board of Directors since 1998 and was appointed Chairman of the Board of Directors in August 2016. Mr. Richison began his career in sales with a national payroll and human resources company and a regional payroll company prior to founding Paycom. He received his bachelor’s degree in mass communications—journalism from the University of Central Oklahoma.

CRAIG E. BOELTE

Craig E. Boelte, 57, has served as our Chief Financial Officer since February 2006 and as Treasurer and Secretary since May 2017. Before joining Paycom, Mr. Boelte owned an accounting practice that served Paycom. Prior to that, Mr. Boelte spent nine years at Deloitte & Touche where he served as Senior Tax Manager. Mr. Boelte has over 33 years of experience in the workforce management and HR industry. Mr. Boelte is a member of the Oklahoma Society of CPAs and the American Institute of CPAs. Mr. Boelte received his bachelor’s degree in business administration and master’s degree in accounting from Oklahoma State University.

JEFFREY D. YORK

Jeffrey D. York, 53, has served as our Chief Sales Officer since 2007. Mr. York opened our Dallas location in 2002 prior to joining our corporate executive team. Before joining Paycom, Mr. York was employed by ADP from 1990 to 2002 where he held a variety of sales management positions including Vice President of Sales for the Major Accounts Division. Mr. York earned his M.B.A. from Baylor University and his bachelor’s degree in business administration from Texas Tech University.

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2021 PROXY STATEMENT

Management (continued)

BRADLEY S. SMITH

Bradley S. Smith, 51, has served as our Chief Information Officer since April 2018. Mr. Smith previously held roles as Paycom’s Director of Software Development from January 2012 to April 2018 and Director of Information Technology from May 2005 to January 2012. Before joining Paycom, Mr. Smith served as Senior Technical Consultant at BearingPoint from October 2003 to May 2005 and as Manager of Software Development and Business Intelligence at Fleming Companies, Inc. from May 1995 to October 2003. Mr. Smith has over 30 years of information technology and software development experience. He earned his bachelor’s degree in management information systems from Oklahoma State University.

JON D. EVANS

Jon D. Evans, 55, has served as our Chief Operating Officer since April 2018. Prior to his role as Chief Operating Officer, Mr. Evans previously held roles as Paycom’s Senior Executive Vice President of Operations from March 2017 to April 2018, Executive Vice President of Accounting from December 2016 to March 2017 and Director of Accounting from December 2014 to December 2016. Before joining Paycom, Mr. Evans served as the Chief Operating Officer of Chickasaw Nation Industries-Commercial, Inc., a holding company with businesses in multiple industries including business support services, defense logistics and manufacturing, from March 2011 to December 2014. Mr. Evans has over 34 years of senior financial and operations management experience. He earned his bachelor’s degree in business administration from Oklahoma State University.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the elements and philosophy of our executive compensation program as well as how and why the compensation committee and our Board of Directors make specific compensation decisions and policies with respect to our NEOs (as defined below).

Executive Summary

Strong executive leadership has enabled our track record. Our experienced executive team, and deep bench of seasoned leaders in our management team, enabled us to deliver strong financial results over the last four years. We have grown total revenue at a 26% compound annual growth rate from January 1, 2017 through December 31, 2020.

2020 TSR

71%

VS

18% S&P 500

AND

49% S&P 1500 APPLICATION SOFTWARE INDEX

2017-2020

CUMULATIVE

TSR

894%

2020 REVENUE

GROWTH

14.1%

$841.4 MILLION FULL YEAR REVENUE

2020 ANNUAL

REVENUE

RETENTION

RATE

93%

2020 CLIENT

COUNT

GROWTH

17%

We continued to deliver exceptional performance in 2020. Our cumulative total stockholder return (“TSR”) has outperformed both the S&P 500 Index and the S&P 1500 Application Software Index over the past five years. In particular, the price of a share of our Common Stock increased 71% during 2020.

In 2020, strong leadership also helped mitigate the impacts of COVID-19. Beginning in February 2020, we took swift actions in order to minimize the risk of COVID-19 to our employees, our clients, and the communities in which we operate, and in March 2020, we suspended all business-related travel and began transitioning our employees to work-from-home arrangements. We remained focused on the three controllable activities: (i) providing world-class service to our clients; (ii) rapidly developing new technologies; and (iii) increasing the number of new clients added to our platform. Our leaders and employees addressed the challenges presented in 2020 with confident resolve and flexibility, delivering 14.1% year-over-year revenue growth in 2020 and record new business sales despite the impact of the global pandemic.

The compensation committee continues to engage with stockholders and seek feedback. Throughout 2020, our directors and executives engaged with many of our stockholders to solicit feedback on a variety of issues, including executive compensation. Common themes from these conversations were that executive compensation should be performance-based, structured to be long-term in nature and closely aligned with total stockholder returns.

2020 CEO compensation included a stockholder-aligned performance grant to motivate continued growth. Responding to stockholder feedback, we instituted a long-term program with more aggressive goals to motivate performance. We believe Chad Richison’s leadership is a key factor to our ongoing success and that we continue to have tremendous growth potential. A long-term program providing incentive for Mr. Richison to realize that growth potential is in the interests of all stockholders. Mr. Richison will not be eligible for additional equity grants until fiscal year 2026.

Special CEO performance award would only begin to pay if stockholders realize a 150% increase in share price. The CEO Performance Award (as defined below) is intended to provide incentive for extraordinary long-term performance, is entirely at risk, and correlates directly with stockholder value creation. Mr. Richison will not receive any value from this award unless the Company’s share price grows approximately 150% from the share price on the date of grant, and will not receive full value from this award unless the Company’s share price grows approximately 330% from the share price on the date of grant.

2021 grants are also aligned with stockholder interests. With stockholder feedback in mind, we granted awards to all NEOs (other than Mr. Richison, who is not eligible to receive an equity award in 2021) as performance-based restricted stock units and implemented a rigorous relative TSR measure as our performance metric.

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Compensation Discussion and Analysis (continued)

Overview

Our Company

For the fourth consecutive year, we were named to Fortune magazine’s 100 Fastest-Growing Companies, based on growth in revenues, earnings per share and stock returns. Our company transforms business as a leading provider of human capital management (“HCM”) technology. Our comprehensive, cloud-based HCM solution is delivered as Software-as-a-Service and allows employers and their HR teams to focus on strategies that drive business forward by empowering employees to manage their own HR data through our Employee Self-Service® tool.

Our single-database solution and easy to use mobile app enable employees to complete onboarding tasks, update personal information, submit time off requests, access pay stubs and year end forms, access training resources, enroll in benefits and much more. We provide functionality and data analytics that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Our solution requires virtually no customization and is based on a core system of record for all HCM functions, including talent acquisition, time and labor management, payroll, talent management and human resources management applications. Our user-friendly software encourages employee usage that boost our clients’ bottom line through self-management of their HCM activities in the cloud, which reduces the administrative burden on employers and increases employee productivity.

Our Named Executive Officers

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the following persons:

Chad Richison, President and Chief Executive Officer
Craig E. Boelte, Chief Financial Officer
Jeffrey D. York, Chief Sales Officer
Bradley S. Smith, Chief Information Officer
Jon D. Evans, Chief Operating Officer

In this Compensation Discussion and Analysis and the accompanying compensation tables, we refer to the executive officers listed above as our named executive officers (“NEOs”).

Paycom Response to COVID-19

Beginning in February 2020, we took various actions in order to minimize the risk of COVID-19 to our employees, our clients, and the communities in which we operate. In March 2020, we suspended all business-related travel until further notice and began transitioning our employees to work-from-home arrangements. As of December 31, 2020, 96% of our employees were working remotely. Despite having the majority of our workforce working remotely, we continue to maintain our commitment to ensuring our employees’ health, safety and wellness. We continue to follow recommendations from the World Health Organization and the Centers for Disease Control, including practicing social distancing, increased cleaning and sanitizing of workstations, and implementing screening procedures for on-site employees. We have offered our employees remote work resources, online exercise classes and encourage employee feedback through our own feedback tools like Paycom Surveys and Ask Here. We have also engaged our workforce to identify and respond to current and future COVID-19 concerns. We continue to adapt our business continuity plans to address the changing needs of the business while remaining consistent with the criteria set out in the ISO 22301:2012. We have maintained a certification based on the ISO 22301:2012 standard since January 2019.

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2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

2020 Financial and Business Highlights

We are committed to achieving long-term, sustainable growth and increasing stockholder value. As evidenced by our strong financial results, our momentum and success continued in 2020. We recognize that our talented and experienced management team is critical to our ability to maintain our momentum and to continue to pursue our strategic objectives. They have been instrumental in our ability to further the innovation of our software and drive client adoption while continuing to make our clients successful in today’s rapidly changing business environment. Accordingly, we believe it is important to consider our executive compensation decisions in the context of our financial and operational performance during 2020.

As shown in the graph below, our cumulative total stockholder return outperformed both the S&P 500 Index and the S&P 1500 Application Software Index during the five-year period commencing on December 31, 2015 and ending on December 31, 2020. The following graph assumes that $100 was invested in our Common Stock and in each of the comparative indices at the beginning of the period and assumes the reinvestment of any dividends.

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2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

2020 Say-on-Pay Vote and Stockholder Engagement

At our Annual Meeting of Stockholders held in April 2020, approximately 45% of the votes cast (excluding abstentions and broker non-votes) on our advisory say-on-pay proposal were votes in favor of the proposal. Our annual advisory say-on-pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program, and the compensation committee takes the results of this vote into account when determining the compensation of the Company’s NEOs. The result for 2020 marked a significant decline from our historically high level of stockholder support for our executive compensation program in previous years, including 91% stockholder support in 2019.

We were disappointed to receive low support for our say-on-pay proposal at the 2020 Annual Meeting of Stockholders, particularly given our sustained outperformance on total stockholder return relative to the S&P 500 Index and the S&P 1500 Application Software Index as highlighted in the Executive Summary of this Compensation Discussion and Analysis. Prior to, and following, the 2020 Annual Meeting of Stockholders, we sought feedback from stockholders to better understand their perspectives on executive compensation and discuss what actions we could take to address their concerns about our executive compensation program.

In the fall of 2020, we reached out to representatives of eleven of our largest outside stockholders, representing approximately 47% of shares owned by non-affiliates, and invited them to engage with members of the compensation committee regarding our executive compensation program. As a result of such outreach, members of the compensation committee, including the chairperson, met with six stockholders. Common themes from these conversations were that executive compensation should be performance-based, structured to be long-term in nature and closely aligned with total stockholder returns.

Our compensation committee considered the vote result and the feedback we received as it evaluated the compensation opportunities and programs provided to our NEOs for fiscal year 2020 and fiscal year 2021. As discussed below under “—Long-Term Incentive Compensation—Restricted Stock Awards—February 2021 Awards for NEOs (other than the CEO),” we adopted a new approach to LTIP awards for NEOs (other than the CEO) beginning in February 2021. The LTIP awards granted to Messrs. Boelte, York, Smith and Evans in February 2021 are performance-based and tied to relative total stockholder return. We remain committed to achieving consistently strong stockholder support for our executive compensation program, and we hope our engagement efforts and responsiveness will merit strong support from our stockholders.

Objectives and Components of Compensation

Our compensation committee has determined what it believes to be the appropriate level and mix of the various compensation components for our NEOs. The specific objectives of our executive compensation program are to:

•	reward the achievement of our strategic objectives, including financial growth;

•	drive the continued development of our successful and profitable business;

•	motivate, reward and retain highly qualified executives who are important to our success;

•	recognize strong performers by offering cash performance-based incentive compensation and equity awards that reward contributions to our overall success; and

•	align the interests of our NEOs with those of our stockholders and, in doing so, create value for our stockholders.

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2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The table below summarizes how the various components of our executive compensation program are designed to achieve these objectives.

Compensation Component	Objectives
Base salary	To compensate NEOs for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities
Performance-based cash bonuses	To emphasize pay-for-performance and to reward NEOs for the achievement of specified performance criteria
Equity incentive awards

To incentivize and reward NEOs for long-term retention and corporate performance based on our enterprise value, share price or, beginning in 2021, relative total stockholder return and, consequently, to align their interests with those of our stockholders

Retirement benefits	To compensate NEOs for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities
Perquisites and personal benefits	To compensate NEOs for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities

Summary of Key 2020 Compensation Actions

The following is a summary of the material compensation decisions made by our compensation committee for 2020:

•	increased NEOs’ salaries;

•

paid cash bonuses to our NEOs pursuant to the Paycom Software, Inc. Annual Incentive Plan (as amended from time to time, the “Annual Incentive Plan”) based on the achievement of pre-established Company goals related to revenue growth, annual revenue retention rate and adjusted EBITDA;

•	granted awards under the LTIP to our NEOs consisting of restricted stock subject to market-based vesting conditions; and

•

granted a special performance award under the LTIP to Mr. Richison, our Chief Executive Officer, consisting of restricted stock subject to market-based vesting conditions tied to the Company’s stock price.

Compensation Philosophy

As we pursue our strategic objectives, we must continuously develop and refine our solution to stay ahead of our clients’ needs and challenges, which requires a talented and experienced management team. Our compensation committee, with input from management and the committee’s compensation consultant, has developed an executive compensation program that we believe is designed to (i) motivate, reward and retain our leaders, (ii) support our strategic objectives, including long-term, sustainable growth and increasing stockholder value, and (iii) encourage strong financial performance on an annual and long-term basis, in each case without encouraging excessive or inappropriate risk taking.

Compensation Review and Determination

Overview

In determining the compensation for each NEO, the compensation committee considered the following factors:

•	our performance in the previous year, based on both financial and non-financial metrics;

•	our growth from the previous year, based on both financial and non-financial metrics;

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2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

•	retention considerations;

•	our outlook and operating plan for the upcoming year;

•	the compensation analysis provided by the compensation committee’s compensation consultant;

•	the NEO’s role, responsibilities, and skills;

•	the NEO’s compensation for the previous year;

•	relevant terms of the NEO’s employment agreement, if any;

•	an evaluation of the NEO’s individual performance (see “—Role of Executive Officers”);

•	the proposed compensation packages for the other NEOs (internal pay equity);

•	the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool among the NEOs and the other participants;

•	overall equity dilution and burn rates as well as equity overhang levels;

•	the value of, and expense associated with, proposed and previously awarded equity grants, including the continuing retentive value of past awards; and

•	compensation trends and competitive factors in the market for talent in which we compete.

Role of Compensation Committee

Our compensation committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our NEOs. Among other matters, the compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other NEOs, evaluates the performance of these officers in light of those goals and objectives, and approves all equity awards to our NEOs.

Role of Compensation Consultant

In 2020, the compensation committee engaged Meridian to provide input, analysis, and advice about our compensation programs for executives and non-employee directors, including compensation philosophy and design, peer group data, competitive positioning and equity compensation practices. The compensation committee selected Meridian as its compensation consultant based on, among other things, Meridian’s reputation and substantial insight and experience with executive compensation programs in our industry. Meridian reports directly to the compensation committee and did not perform work for Paycom in 2020 except under its engagement by the compensation committee. After reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NYSE regarding the independence of compensation advisors, the compensation committee determined that Meridian is independent and its work in 2020 did not raise any conflicts of interest.

Role of Executive Officers

On an annual basis, we evaluate each NEO’s performance for the prior year. Our Chief Executive Officer, Mr. Richison, evaluates each NEO other than himself, with input from others within the Company. The evaluation focuses on the achievement of stated corporate and individual goals and performance criteria and the amount of contributions made to Paycom. This process leads to a recommendation from the Chief Executive Officer to the compensation committee with respect to the cash compensation of each NEO (other than himself) as well as whether or not equity incentive awards should be granted. The compensation committee determines the Chief Executive Officer’s cash compensation (without his input), as well as whether or not equity incentive awards should be granted to him.

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2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Compensation Mix

The charts below provide the compensation mix for our NEOs in 2020. As shown in these charts, we emphasize performance-based, at-risk compensation. In 2020, approximately 99.4% of our Chief Executive Officer’s total compensation was tied to performance, including approximately 99.3% that was delivered in the form of restricted stock that is designed to vest upon our “total enterprise value” or “VWAP Value” reaching certain predetermined thresholds, which we refer to as “market-based” vesting conditions. For information regarding the determination of “total enterprise value” and “VWAP Value,” see “—Long-Term Incentive Compensation—Restricted Stock Awards.” On average, approximately 90.5% of the total compensation for our other NEOs was tied to performance in 2020, including an average of approximately 83.8% that was delivered in the form of restricted stock that is subject to market-based vesting conditions. The overall design of our compensation program is intended to support a strong pay-for-performance culture and encourage longevity, sustained performance and retention of our NEOs, resulting in a dynamic compensation structure that aims to ensure alignment between the interests of our NEOs and the interests of our stockholders.

We do not have a pre-established policy or target for the allocation between cash and non-cash compensation nor for the allocation between short-term and long-term incentive compensation for our NEOs. Rather, the compensation committee relies on each committee member’s knowledge and experience, as well as information provided by management and the committee’s compensation consultant, to determine the appropriate level and mix of compensation. Ultimately, our objective is to provide our NEOs with reasonable, competitive base salaries and the opportunity to earn additional compensation through short-term and long-term performance-based incentives, which are designed to produce a targeted level of performance.

Our NEOs receive cash compensation in the form of base salary and bonuses, with bonuses representing a short-term incentive component of our NEO compensation packages. In 2020, we determined and paid bonuses to each of our NEOs pursuant to the Annual Incentive Plan. See “—Cash Compensation—Annual Incentive Plan.”

We believe equity awards serve as an important motivational and retentive component of an NEO’s overall compensation package. Due to the market-based vesting conditions for a majority of the NEOs’ equity awards and the performance criteria for the Annual Incentive Plan bonuses, a significant portion of our NEOs’ compensation is linked to our financial and operational performance as well as our enterprise value. We believe this structure challenges our executives to increase stockholder value and compensates them to the extent that the specified results are achieved.

Timing

At least on an annual basis, our compensation committee reviews and evaluates each NEO’s base salary, with input from our Chief Executive Officer (except with respect to his own compensation). Based on historical practices and our performance review cycle for all employees, salary increases, if any, are typically effective as of July 1st of a given year.

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2021 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

With respect to cash bonuses, the Annual Incentive Plan requires that the compensation committee set performance goals within the first 90 days of a performance period. Following the end of a performance period and our receipt of the independent auditor’s report with respect to financial statements for the applicable fiscal year, the compensation committee must certify the extent to which the performance goals were achieved as well as the calculation and determination of the incentive compensation to be paid to each participant under the Annual Incentive Plan.

With respect to equity compensation, the compensation committee determines whether and when to grant awards to NEOs based on its evaluation of the various factors discussed under “—Long-Term Incentive Compensation—Restricted Stock Awards” below.

Peer Group Data

The compensation committee uses peer group data as a point of reference for designing our compensation programs and setting compensation levels. In December 2019, the compensation committee reviewed comparative executive compensation data from a group of companies identified based on the selection criteria described below. The compensation committee does not use peer group data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

In developing the primary peer group, the compensation committee sought to include U.S.-headquartered application software companies of a similar size as the Company that, in the compensation committee’s view, compete with the Company for talent. In particular, the compensation committee targeted software companies with comparable Software-as-a-Service business models and business software applications. The peer group companies were also identified based on the following financial criteria:

Selection Criteria	Primary Peer Group Target Financial Criteria

Revenue (12-month period)	$500 million to $2 billion

Market Capitalization	$1 billion to $20 billion

Potential peer group companies were evaluated based on the most recent data available as of October 31, 2019. Companies that did not satisfy all of the selection criteria were nonetheless eligible to be included in the peer group based on alignment across all factors. With the assistance of its independent compensation consultant, the compensation committee ultimately identified the primary peer group set forth below. The primary peer group includes 19 application software companies with median revenues of $843 million and median market capitalization of $7.9 billion.

ANSYS, Inc.	Okta, Inc.
Aspen Technology, Inc.	Paylocity Holding Corporation
Blackbaud, Inc.(1)	Proofpoint, Inc.
Ceridian HCM Holding Inc.	RealPage, Inc.
CoStar Group, Inc.	RingCentral, Inc.
Ebix, Inc.(1)	Splunk Inc.
Fair Isaac Corporation	The Trade Desk, Inc.
Guidewire Software, Inc.	Tyler Technologies, Inc.
LogMeIn, Inc.(1)	Zendesk, Inc.
Nuance Communications, Inc.(1)

(1)

Represents a new addition to the primary peer group, as compared to the prior peer group identified by the compensation committee. The following companies were removed from the peer group: Cornerstone OnDemand, Inc.; DocuSign, Inc.; Dropbox, Inc.; HubSpot, Inc.; and The Ultimate Software Group, Inc.

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Compensation Discussion and Analysis (continued)

Developing the Company’s peer group is challenging given the trajectory of the Company’s growth and limited direct, public company business peers. As Paycom continues to grow, the compensation committee remains committed to providing market-competitive and stockholder-aligned compensation programs that are appropriate for the size and strategy of the business. To assist with this goal, the compensation committee also reviewed data with respect to two additional reference peer groups in order to gain insights into design practices and market pay opportunities of larger companies. The first reference peer group, which prioritized market capitalization, included 13 software application companies with a median market capitalization of $12.7 billion. This reference peer group was representative of application software companies, with the Company’s market capitalization near the median, and included companies in the primary peer group with a market capitalization of at least $7 billion plus two additional companies. The second reference peer group included nine technology companies with revenues between $2.3 billion and $14.4 billion that were selected to help the compensation committee understand how pay design and structure, as well as quantum of pay opportunity, may change as the Company continues to grow. Although the compensation committee reviewed trends in compensation structure and formulation among members of the reference groups as part of its overall executive compensation evaluation, it did not use these two additional reference groups to benchmark compensation levels or pay mix decisions.

Cash Compensation

Base Salary

We provide base salaries to our NEOs to compensate them for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities. During 2020, each of Messrs. Richison, Boelte and York was party to an employment agreement that sets forth a minimum base salary. No formulaic base salary increases are provided to such NEOs pursuant to the terms of their employment agreements. At least on an annual basis, our compensation committee reviews and evaluates, with input from our Chief Executive Officer (except with respect to his own compensation), the need for adjustment of the base salaries of our NEOs. The table below provides information regarding the base salary for each of our NEOs.

Name	Current Base Salary as of July 1, 2020 ($)	Prior Base Salary ($)	% Change Current vs. Prior
Chad Richison	739,815	711,361(1)	4%
Craig E. Boelte	465,920	448,000(2)	4%
Jeffrey D. York	566,800	545,000(3)	4%
Bradley S. Smith	454,480	437,000(4)	4%
Jon D. Evans	442,000	425,000(5)	4%
(1)	Reflects base salary in effect from June 24, 2019 to June 30, 2020.
(2)	Reflects base salary in effect from November 25, 2019 to June 30, 2020. From June 24, 2019 to November 24, 2019, Mr. Boelte’s base salary was $373,620.
(3)	Reflects base salary in effect from November 25, 2019 to June 30, 2020. From June 24, 2019 to November 24, 2019, Mr. York’s base salary was $470,736.
(4)	Reflects base salary in effect from November 25, 2019 to June 30, 2020. From June 24, 2019 to November 24, 2019, Mr. Smith’s base salary was $362,000.
(5)	Reflects base salary in effect from November 25, 2019 to June 30, 2020. From June 24, 2019 to November 24, 2019, Mr. Evans’s base salary was $350,300.

Each NEO’s base salary was increased effective July 1, 2020. These salary increases were determined based on the compensation committee’s review (with input from its independent compensation consultant) of compensation data regarding each NEO’s salary relative to the salaries of named executive officers of peer group companies, as well as a general evaluation of competitive external market conditions for recruiting and retaining executive talent.

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Compensation Discussion and Analysis (continued)

Annual Incentive Plan

Overview. Our stockholders approved the Annual Incentive Plan at the 2015 annual meeting. The purpose of the Annual Incentive Plan is to advance our interests and the interests of our stockholders by (i) providing certain employees, including the NEOs, with incentive compensation that is tied to the achievement of pre-established, objective performance goals, (ii) identifying and rewarding superior performance and providing competitive compensation to attract, motivate and retain employees who have outstanding skills and abilities, and who achieve superior performance, and (iii) fostering accountability and teamwork throughout Paycom. The Annual Incentive Plan is intended to provide incentive compensation and is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”). The Annual Incentive Plan is administered by the compensation committee.

Participation in the Annual Incentive Plan is limited to those employees who are designated by the compensation committee (or by an officer who is duly authorized by the compensation committee). For each period selected by the compensation committee for payment of incentive compensation, referred to as a “performance period,” the compensation committee must (i) approve the participants eligible to receive performance-based awards under the Annual Incentive Plan, (ii) notify (or direct management to notify) each such participant in writing concerning his or her selection, (iii) select performance goals that are to be used for each participant and (iv) establish, in terms of an objective formula or standard for each participant, the amount of each award that may be earned if the threshold, target, and maximum achievement levels for each performance goal are achieved.

Awards under the Annual Incentive Plan are made based upon achievement of performance goals (consisting of individual performance goals, business unit performance goals, and/or company performance goals) relating to one or more “performance criteria,” such as revenues, revenue budget growth, customer growth, earnings per share, adjusted EBITDA (which we define as net income plus interest expense, taxes, depreciation and amortization, non-cash stock-based compensation expense, certain transaction expenses that are not core to our operations (if any), loss on early repayment of debt, and the change in fair value of our interest rate swap) and annual revenue retention rate, among others.

2020 Performance Criteria. For purposes of the performance period that commenced January 1, 2020 and ended December 31, 2020, the compensation committee determined that each of Messrs. Richison, Boelte, York, Smith and Evans would be eligible to receive performance-based awards under the Annual Incentive Plan. The awards granted to Messrs. Richison, Boelte and York under the Annual Incentive Plan for the 2020 performance period were determined based on the Company’s achievement of specified revenue goals, but subject to downward adjustment if the Company’s adjusted EBITDA fell below a specified target. The awards granted to Messrs. Smith and Evans under the Annual Incentive Plan for the 2020 performance period were determined based on the Company’s achievement of specified annual revenue retention rate goals. The compensation committee established performance goals based on revenue, adjusted EBITDA and annual revenue retention rate because it believes such metrics correlate to long-term stockholder value creation and are important to our investors.

With respect to Messrs. Richison, Boelte and York, the table below sets forth (i) the revenue amounts and growth rates that were established as the threshold, target and maximum achievement levels for the 2020 performance period and (ii) the payout percentage at each achievement level (the “Revenue Payout Percentage”). The Revenue Payout Percentage was not limited to the specific figures shown in the table below and, to the extent that our total revenues fell between threshold achievement and target achievement, the Revenue Payout Percentage was to be determined on the basis of straight-line interpolation applied on the change in performance between such achievement levels. To the extent that our total revenues fell between target achievement and maximum achievement, the Revenue Payout Percentage would increase 8.0% for each $1.0 million of revenue growth over $912.0 million, up to $924.0 million, and 4.0% for the $1.0 million increment of revenue between $924.0 million and $925.0 million.

Achievement Level	Total Revenues ($MM)	Revenue Growth (2020 vs. 2019)	Revenue Payout Percentage
Threshold Achievement	737.7	0.0%	0%
Target Achievement	912.0	23.6%	100%
Maximum Achievement	925.0	25.4%	200%

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Compensation Discussion and Analysis (continued)

The compensation committee establishes total revenue goals that are intended to be rigorous, requiring significant growth from the prior year. For 2019, we achieved total revenues of $737.7 million, representing over 30% growth compared to 2018. In establishing total revenue goals for the 2020 performance period, the compensation committee set the goal for threshold achievement at 2019 actual results, requiring continued growth in order to achieve any payouts under the Annual Incentive Plan. The total revenue goal established for target achievement was informed by the Company’s annual budgeting process and strategic focus on top-line growth, among other factors. Achievement at the target level required significant growth over 2019 actual total revenues. In establishing the total revenue goal and Revenue Payout Percentage for the maximum achievement level, the compensation committee took into consideration the “stretch” level of performance required to achieve the target as well as the difficulty in achieving results above the “stretch” target level. The compensation committee believes the Revenue Payout Percentage at each level motivates participants to achieve rigorous annual performance goals aligned with long-term stockholder value creation. For the 2020 performance period, the Revenue Payout Percentage was subject to downward adjustment by 5.0% for every $2.0 million (whole) that the Company’s adjusted EBITDA for the year ended December 31, 2020 fell below $385.0 million, provided that the Revenue Payout Percentage could not be reduced by more than 75.0%.

With respect to Messrs. Smith and Evans, the table below sets forth (i) annual revenue retention rates that were established as the threshold, target and maximum achievement levels for the 2020 performance period and (ii) the payout percentage at each achievement level (the “Retention Payout Percentage”).

Achievement Level	Annual Revenue Retention Rate	Retention Payout Percentage
Threshold Achievement	90%	70%
Target Achievement	93%	100%
Maximum Achievement	100%	170%

The Retention Payout Percentage was not limited to the specific figures shown in the table above and would increase 10.0% for each 1.0% (whole) increase in the annual revenue retention rate above 90%. There was no increase in the Retention Payout Percentage for increases in the annual revenue retention rate in increments of less than 1.0%. The Retention Payout Percentage for Messrs. Smith and Evans was not subject to the adjusted EBITDA downward adjustment described above.

In addition to establishing threshold, target and maximum achievement levels, the compensation committee established a target bonus percentage for each participant, which was expressed as a percentage of the participant’s base salary. For the 2020 performance period, the compensation committee set the target bonus percentage at 100% for each of Messrs. Richison, Boelte, Smith and Evans and at 75% for Mr. York. The amount payable to a participant under the Annual Incentive Plan for 2020 was determined by multiplying (i) the Revenue Payout Percentage or Retention Payout Percentage, as applicable, by (ii) the participant’s target bonus percentage, by (iii) the participant’s base salary.

2020 Annual Incentive Plan Bonuses. Total revenues for the year ended December 31, 2020 were $841.4 million, representing 14.1% growth year-over-year. This revenue growth fell between the threshold achievement level and target achievement level established by the compensation committee for the 2020 performance period and, based on the methodology described above, the Revenue Payout Percentage for Messrs. Richison, Boelte and York was 59.5%. Adjusted EBITDA for the 2020 performance period was $330.8 million and, as such, the Revenue Payout Percentage was reduced by 75%. The final payouts for Messrs. Richison, Boelte and York were approximately 14.9% of target.

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Compensation Discussion and Analysis (continued)

Annual revenue retention rate for the year ended December 31, 2020 was 93%. Accordingly, based on the methodology described above, the Retention Payout Percentage for Messrs. Smith and Evans was 100.0%. The table below sets forth (i) the potential amounts payable to each of the NEOs under the Annual Incentive Plan based on achieving the threshold, target or maximum achievement level for the 2020 performance period and (ii) the actual amount paid to each such NEO for the 2020 performance period. We paid cash bonuses under the Annual Incentive Plan for the 2020 performance period in the first quarter of 2021.

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Amount Paid ($)	Amount Paid as % of Target
Chad Richison	—	711,361	1,422,721	105,815	14.9%
Craig E. Boelte	—	448,000	896,000	66,640	14.9%
Jeffrey D. York	—	408,750	817,500	60,802	14.9%
Bradley S. Smith	305,900	437,000	742,900	437,000	100.0%
Jon D. Evans	297,500	425,000	722,500	425,000	100.0%

Recoupment for Restatements

The Annual Incentive Plan provides that in the event of a restatement of our financial statements, the compensation committee may recoup all or any portion of any incentive compensation paid under the Annual Incentive Plan to the extent that the amount of the incentive compensation based on such restated financial statements would have been lower.

Long-Term Incentive Compensation

Overview

We believe that equity awards provide our NEOs with a strong link to our performance, create an incentive to achieve long-term performance goals and objectives and more closely align the interests of our NEOs and our stockholders. In 2014, we adopted the LTIP, which allows us to grant an array of equity-based incentive awards to our NEOs and other employees, contractors and outside directors. The purpose of the LTIP is to increase the interests of recipients of awards under the LTIP in our welfare, advance our interests by attracting and retaining qualified employees, outside directors and other persons providing services to us and provide a means through which we may attract able persons as employees, contractors and outside directors.

Restricted Stock Awards

Historically, we have granted restricted stock awards to our NEOs under the LTIP. The compensation committee, in consultation with its compensation consultant, determines the timing, number of shares of restricted stock and type of vesting conditions for awards to NEOs based on its evaluation of the following factors, among others:

•	recent vesting events;

•	value of equity awards that have previously vested;

•	value of and vesting conditions for unvested equity awards that remain outstanding;

•	general market and economic conditions;

•	our need to motivate and/or re-incentivize NEOs in light of changes in the competitive environment; and

•	trends among our competitors and peers with respect to equity compensation practices.

From our IPO until 2017, all equity awards granted to executive officers were subject to market-based vesting conditions only. In 2017, as the executive officers’ pre-IPO time-based restricted stock awards vested and began to represent a smaller portion of the executive officers’ restricted stock holdings, the compensation committee added a time-based component to the executive officers’ equity-based compensation. The compensation committee determined that it was

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Compensation Discussion and Analysis (continued)

appropriate to continue this practice for purposes of 2018 and 2019 equity awards and, in January 2018 and January 2019, granted shares of restricted stock to the NEOs that were subject to both time-based and market-based vesting conditions. These restricted stock awards are governed by the terms of restricted stock award agreements that set forth the specific vesting conditions and terms regarding delivery of shares of Common Stock underlying the awards.

January 2020 Awards

All shares granted to the NEOs in January 2020 (the “January 2020 Awards”) were subject to market-based vesting conditions, with 50% of such market-based shares vesting upon the Company’s total enterprise value reaching $23.75 billion and the remaining 50% of such market-based shares vesting upon the Company’s total enterprise value reaching $27.7 billion. “Total enterprise value” is defined in the restricted stock award agreements and is generally calculated based on the product of the average price of our Common Stock measured over 20 consecutive trading days and the number of shares outstanding (subject to certain adjustments), plus the principal amount of our outstanding funded indebtedness as of the most recent month-end, less the aggregate amount of our cash and cash equivalents as of such date. As discussed above in “—Compensation Review and Determination—Compensation Mix,” our use of equity awards as part of our performance-based compensation program challenges our executives to increase stockholder value and compensates them to the extent that the specified result is achieved. The compensation committee determined that, based on a review of the factors described above, and because all of the awards were subject to market-based vesting conditions, it was appropriate to grant NEOs approximately the same number of shares as they received in 2019. In December 2020, our total enterprise value reached $23.75 billion and 50% of the shares awarded to the NEOs in January 2020 vested.

With respect to the January 2020 Awards, upon a change in control (as defined in the LTIP), 100% of the shares of restricted stock not previously vested will vest if the award is not assumed by the surviving entity. Upon an NEO’s termination of service (as defined in the LTIP) as a result of his death or total and permanent disability (as defined in the LTIP), all shares of restricted stock not previously vested will immediately become vested in full. With respect to Mr. Richison’s January 2020 Award, if we terminate his employment without cause (as defined in his employment agreement), all unvested shares of restricted stock subject to market-based vesting conditions will remain outstanding and eligible for vesting for one year following such termination of employment, and any shares of restricted stock that do not become vested within the one-year period immediately following the termination will be immediately forfeited and will cease to be outstanding.

Each NEO has all rights of a stockholder of the Company with respect to his shares of restricted stock, including the right to vote the shares and the right to receive any dividends thereon. Any cash dividends paid with respect to unvested shares of restricted stock will vest as the related restricted stock vests and will be paid to the NEO on the date the related restricted stock becomes vested.

2020 CEO Performance Award

On November 23, 2020, Mr. Richison was granted a performance award (the “CEO Performance Award”) under the LTIP. The CEO Performance Award was designed to be responsive to stockholder feedback, particularly feedback expressing a desire for a longer-term, performance-oriented award. The compensation committee believes that the CEO Performance Award is a powerful motivating tool to encourage Mr. Richison to continue to deliver performance over the next ten years.

Since our initial public offering in April 2014, we have delivered strong stockholder returns. Our stock price as of the grant date of the CEO Performance Award was more than 25 times the 2014 initial public offering price. We believe that Mr. Richison’s leadership is a key factor to the Company’s ongoing success, that the Company continues to have tremendous growth potential, and that a long-term program motivating Mr. Richison to realize that growth potential is in the interests of all stockholders. In approving the award, the independent directors recognized, among other things, the unique blend of leadership, experience, and knowledge of our industry and business that Mr. Richison brings to Paycom and the continued importance of Mr. Richison’s role as the individual who identifies strategic priorities, leads the execution of our long-term strategy, and drives long-term value for the Company and its stockholders.

The CEO Performance Award consists of 1,610,000 shares of restricted stock eligible for vesting in two equal tranches. The first tranche vests if, within six years of the date of grant, the Company’s stock price (determined based on the

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Compensation Discussion and Analysis (continued)

arithmetic average of the volume weighted average price of a share of our Common Stock over 20 consecutive trading days (the “VWAP Value”)) equals or exceeds $1,000 per share. The second tranche vests if, within ten years of the date of grant, the Company’s VWAP Value equals or exceeds $1,750 per share.

Because the award motivates extraordinary long-term performance, is entirely at risk, and correlates directly with stockholder outcomes, we believe that it is structured to directly align with stockholder interests. We believe that, because the award represents only approximately 2.7% of the shares outstanding as of the date of grant (after giving effect to the issuance of the award), the dilutive effect on stockholders is reasonable given the increase in stockholder value that would be represented by achievement of the stock price milestones.

Mr. Richison will not be eligible to receive any additional long-term incentive awards, including any equity or equity-based compensation awards, through the end of 2025. All awarded shares that vest must be held by Mr. Richison until the earlier of (i) the fifth anniversary of the date of grant and (ii) one year after the vesting date. Mr. Richison will be entitled to vote the unvested shares of restricted stock.

Vesting of the awarded shares is subject to Mr. Richison’s continued service as Chief Executive Officer. Upon termination of Mr. Richison’s employment as Chief Executive Officer (i) due to his death or total and permanent disability, (ii) by the Company without cause or (iii) as a result of Mr. Richison’s resignation for good reason, any unvested shares will remain eligible for vesting for a period of one year following such termination of employment (but no later than the sixth anniversary of the date of grant in the case of the awarded shares subject to the $1,000 VWAP Value milestone and the tenth anniversary of the date of grant in the case of the awarded shares subject to the $1,750 VWAP Value milestone), provided, that such unvested shares will not vest if Mr. Richison is in material breach of the non-competition restrictions in his employment agreement. Any unvested shares that do not vest within one year of Mr. Richison’s termination of employment (or within any applicable cure period immediately following such one-year period) will be immediately forfeited.

In connection with a change in control, for purposes of determining whether the VWAP Value milestones have been met, the stock price will be measured immediately prior to the change in control and will be equal to the greater of (i) the closing price per share of our Common Stock as of the most recent trading day immediately prior to the effective time of the change in control and (ii) the price per share paid generally to holders of our Common Stock for each share of our Common Stock in the change in control. Unvested shares that do not vest in connection with the change in control and are not assumed by the surviving entity or substituted will be forfeited as of the effective time of the change in control.

Any stock dividends paid with respect to awarded shares will vest as the related awarded shares vest. Any cash dividends paid with respect to unvested shares will vest as the related shares vest and will be paid to Mr. Richison on the date, if any, that the unvested shares vest. In order to prevent diminution or enlargement of the intended benefits or potential benefits of the award, the VWAP Value milestones are subject to adjustment by the compensation committee in the event of any dividend, distribution, recapitalization, stock split, reverse stock split or other similar event.

February 2021 Awards for NEOs (other than the CEO)

In late 2020 and early 2021, the compensation committee evaluated the structure and design of long-term incentive compensation for our NEOs other than Mr. Richison. Mr. Richison will not be eligible to receive any additional long-term incentive awards, including any equity or equity-based compensation awards, through the end of 2025. The compensation committee considered, among other things, feedback received from stockholders, a review of market practices provided by the compensation committee’s compensation consultant, the level of historical grants to our NEOs, and the desire to maintain a performance-based program aligned with creating long-term stockholder value. Further, the compensation committee wished to strengthen the retentive value of annual equity awards through the use of multi-year vesting periods. Accordingly, for purposes of 2021 LTIP awards to Messrs. Boelte, York, Smith and Evans, the compensation committee determined to:

•

adopt relative total stockholder return (“Relative TSR”) compared to a peer group, discussed in further detail below, as the sole performance metric, rather than absolute total enterprise value targets; and

•	require above-median performance to earn target payout.

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Compensation Discussion and Analysis (continued)

On February 10, 2021, the compensation committee approved grants of performance-based restricted stock units (“PSUs”) to Messrs. Boelte, York, Smith and Evans pursuant to the LTIP in the amounts set forth in the table below (the “PSU Awards”).

Name	Target Grant Value ($)	Target Units	Maximum Awarded Units
Craig E. Boelte	8,400,000	20,790	51,975
Jeffrey D. York	8,400,000	20,790	51,975
Bradley S. Smith	2,200,000	5,445	13,613
Jon D. Evans	2,200,000	5,445	13,613

The PSU Awards will vest based on the Company’s performance over two performance periods: (i) a two-year performance period commencing on January 1, 2021 and ending on December 31, 2022 (the “Two-Year Performance Period”); and (ii) a three-year performance period commencing on January 1, 2021 and ending on December 31, 2023 (the “Three-Year Performance Period”). Up to 25% of the PSUs will be eligible to vest no later than March 1, 2023, for the Two-Year Performance Period, and up to 75% of the PSUs will be eligible to vest no later than February 29, 2024, for the Three-Year Performance Period, provided that the grantee remains employed by or providing services to the Company on the applicable vesting date. The number of PSUs that will vest and be converted into shares of Common Stock will depend on the Company’s Relative TSR, expressed as a percentile ranking of the Company’s TSR as compared to the Company’s peer group identified in the PSU award agreement (the “TSR Peer Group”). The TSR Peer Group includes 34 publicly traded companies, which are reflective of the S&P 500 Software & Services index and were selected by the compensation committee. The number of PSUs that may vest will range from 0% to 250% of the target units, as follows:

Performance Level	Company’s Rank vs. Peer Group (Percentile)	Payout % of Target Units / Vested PSUs
Below Threshold	<30th Percentile	0% of the Target Units
Threshold	30th Percentile	50% of the Target Units
Between Threshold and Target	30th to 60th Percentile	50% - 100% of the Target Units
Target	60th Percentile	100% of the Target Units
Between Target and Maximum	60th to 90th Percentile	100% - 250% of the Target Units
Maximum	≥ 90th Percentile	250% of the Target Units

On or as soon as practicable following vesting, the vested PSUs will be converted and settled in shares of Common Stock. For more information regarding the PSU Awards, see our Current Report on Form 8-K filed with the SEC on February 17, 2021.

Insider Trading Policy

Our insider trading policy includes a prohibition on short sales involving our Common Stock and requires that any employee (including the NEOs) or director wishing to enter into any hedging or similar transaction with respect to our securities must pre-clear such transaction with our Chief Financial Officer at least two weeks prior to, and must provide justification for, the proposed transaction.

Other Compensation Components and Considerations

Retirement Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death and dismemberment insurance, long- and short-term disability

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Compensation Discussion and Analysis (continued)

insurance, and a 401(k) plan. Our NEOs are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The compensation committee in its discretion may revise, amend or add to an NEO’s benefits and perquisites if it deems it advisable.

We maintain a 401(k) plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Code Section 401 so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which was $18,500 for 2018, $19,000 for 2019 and $19,500 for 2020. Participants who are at least 50 years old can also make “catch-up” contributions, which in each of 2018 and 2019 was limited to an additional $6,000 above the statutory limit and in 2020 was limited to an additional $6,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We provide matching contributions under our 401(k) plan equal to 100% of the first 1% of employees’ salary deferrals and 50% of employees’ salary deferrals between 2% and 6%, up to a maximum matching contribution of 3.5% of salary. Our 401(k) plan also permits us to make discretionary contributions, and all of our contributions are subject to established limits and a vesting schedule.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Perquisites and Other Personal Benefits

We provided our NEOs with perquisites and other personal benefits in 2018, 2019 and 2020 that the compensation committee believed were reasonable and consistent with our overall compensation program. All of our NEOs are entitled to participate in a supplemental medical plan that provides for visits and benefits with private physicians and health professionals. Messrs. Richison, Boelte and York each receive a monthly automobile allowance. We also pay country club dues on behalf of Mr. Richison.

Our compensation committee has also authorized personal security services for Mr. Richison. We do not consider these security measures to be a personal benefit, but rather reasonable and necessary expenses for the benefit of Paycom.

We lease a corporate aircraft for private air travel. Pursuant to his employment agreement, Mr. Richison is entitled to up to 75 hours per year of non-Company use of the corporate aircraft. Further, to fulfill his duties as Chief Executive Officer, Mr. Richison frequently uses the corporate aircraft when he travels on business. Such use of the corporate aircraft enhances Mr. Richison’s security and reduces his travel time, which allows him to devote more time to work matters while maintaining the confidentiality of such matters during travel. In light of the increased security and efficiency, we believe such use is appropriate as part of a competitive compensation package.

On limited occasions, we also allow other NEOs to use the corporate aircraft for business travel. If space allows, we may permit the NEOs to bring family members or guests along on the trip. Because we pay for such business travel based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is de minimis.

The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. Attributed costs, if any, of the personal benefits described above for the NEOs for the years ended December 31, 2020, 2019 and 2018 are included in the “All Other Compensation” column in “Compensation of Executive Officers—Summary Compensation Table for Fiscal Years Ended December 31, 2020, 2019 and 2018.”

Change in Control Arrangements

The change in control provisions in our employment agreements with certain NEOs are designed to reward executives for remaining employed with us during a time when their prospects for employment following a change in control may be uncertain. We choose to provide change in control protections to incentivize executives to remain focused on stockholders’ and clients’ interests during the period leading up to, and through, the change in control, and to maintain a stable executive team during the transition process. We believe such provisions are also helpful in retaining executives who may consider opportunities with other companies and may be helpful in the future for purposes of hiring executives

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Compensation Discussion and Analysis (continued)

from well-compensated positions in other companies. As disclosed under “Compensation of Executive Officers—Employment Agreements and Arrangements,” the employment agreements with Messrs. Boelte and York provide for payments upon the occurrence of a change in control that is followed by a change in the executive officer’s status, reporting, duties or position that represents a demotion or diminution from such executive officer’s prior status, which is also known as a “double-trigger” provision. Mr. Richison’s employment agreement does not provide for any payments upon a change in control. The restricted stock award agreements with each NEO (other than the CEO Performance Award) provide that upon a change in control (as defined in the LTIP), 100% of the shares of restricted stock not previously vested will vest if the award is not assumed by the surviving entity. With respect to the CEO Performance Award only, upon a change in control, the shares of restricted stock will vest if the milestones have been met, based on the stock price immediately prior to the change in control, and unvested shares of restricted stock that do not vest in connection with the change in control and are not assumed by the surviving entity or substituted will be forfeited as of the effective time of the change in control. Further, the LTIP provides that upon a change in control, we may cancel all awards granted under the LTIP upon (i) notice and a ten-day period during which the participant is permitted to purchase such shares of Common Stock subject to such awards or (ii) payment to the holder of an amount equal to a reasonable estimate of the difference between the fair market value of a share of stock underlying such award and the price per share of such award to be paid by the participant, multiplied by the number of shares subject to the award.

Stock Ownership Guidelines

The Board of Directors established minimum stock ownership guidelines for the non-employee directors and executive officers in October 2017. Under these guidelines, each executive officer is required to own a number of shares of Common Stock (including unvested shares of restricted stock) equal to (i) a multiple of his base salary in effect at the time of the calculation, divided by (ii) the greater of (x) the closing price of the Common Stock as reported on the NYSE on the trading day immediately preceding the date of calculation and (y) the average closing price of the Common Stock as reported on the NYSE for the 12-month period immediately preceding (and ending on the trading date immediately prior to) the date of calculation. The multiple for the Chief Executive Officer is six times his base salary and the multiple for each other executive officer is three times his base salary. Each executive officer’s minimum stock ownership requirement is recalculated annually on July 1st and in connection with any change in the executive officer’s base salary. Executive officers who were serving as of October 31, 2017 are required to achieve compliance with these guidelines by October 31, 2022. Executive officers appointed since October 31, 2017 and future executive officers are required to achieve compliance with these guidelines within five years of their appointment. As of the Record Date, each executive officer was in compliance with the stock ownership guidelines. A copy of the stock ownership guidelines is available on our website at investors.paycom.com.

Accounting and Tax Effects

We consider the impact of accounting treatment in developing and implementing our compensation programs, including the accounting treatment of amounts awarded or paid to our executives. We also consider the impact of federal tax laws on our compensation programs, including the deductibility of compensation paid to the NEOs. Our ability to deduct incentive compensation paid under our incentive plans may be limited by Code Section 162(m) to the extent that the incentive compensation is paid to a “covered employee” (as defined in Code Section 162(m)) and the total compensation paid by us to such covered employee for a taxable year exceeds $1,000,000. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). Under Code Section 162(m), a “covered employee” includes an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is our principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or our principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of Code Section 162(m) for any tax year beginning on or after January 1, 2017. Notwithstanding the foregoing, even though incentive compensation in excess of $1,000,000, if paid to a covered employee, is no longer tax deductible, the Company intends to continue to grant, when in the best interests of the Company and its stockholders, awards that are subject to the achievement of certain performance goals.

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Compensation Discussion and Analysis (continued)

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the compensation committee.

Jason D. Clark  |  Henry C. Duques  |  Janet B. Haugen  |  Frederick C. Peters II  |  J.C. Watts, Jr.

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Compensation of Executive Officers

Summary Compensation Table for Fiscal Years Ended December 31,

2020, 2019 and 2018

The following table contains information regarding compensation that was paid to our NEOs for the fiscal years ended December 31, 2020, 2019 and 2018.

	Year	Salary ($)	Stock/ Unit Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Chad Richison(3) President and Chief Executive Officer	2020	724,822	209,564,040	(4)	105,815	736,529	(5)	211,131,206
	2019	696,044	18,400,340		1,361,456	680,718		21,138,558
	2018	667,133	13,973,050		1,309,092	989,570		16,938,845
Craig E. Boelte Chief Financial Officer	2020	456,478	9,484,740	(4)	66,640	36,106	(6)	10,043,964
	2019	371,297	5,257,240		715,062	112,822		6,456,421
	2018	350,391	3,992,300		687,560	31,784		5,062,035
Jeffrey D. York Chief Sales Officer	2020	555,313	9,484,740	(4)	60,802	35,918	(7)	10,136,773
	2019	466,313	5,257,240		675,698	237,925		6,637,176
	2018	441,932	3,992,300		649,710	93,718		5,177,660
Bradley S. Smith Chief Information Officer	2020	445,269	2,474,280	(4)	437,000	13,975	(8)	3,370,524
	2019	345,819	1,371,537		312,000	13,625		2,042,981
	2018	305,769	1,000,511		135,000	13,625		1,454,905
Jon D. Evans Chief Operating Officer	2020	433,042	2,474,280	(4)	425,000	13,975	(9)	3,346,297
	2019	334,495	1,371,537		300,300	11,407		2,017,739
	2018	294,303	1,000,511		129,938	13,625		1,438,377

(1)

Amounts shown do not reflect compensation actually received by the NEOs. Rather, the amounts represent the aggregate grant date fair value of restricted stock granted to the NEO in 2018, 2019 and 2020, as applicable, in each case computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 11, “Stockholders’ Equity and Stock-Based Compensation” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 18, 2021.

(2)

Amounts shown represent bonuses earned by (i) each of Messrs. Richison, Boelte and York based on the achievement of performance goals tied to revenue growth and adjusted EBITDA and (ii) Messrs. Smith and Evans based on the achievement of performance goals tied to annual revenue retention rate. Bonuses were determined in accordance with the terms of the Annual Incentive Plan. See “Compensation Discussion and Analysis—Cash Compensation” for additional information.

(3)

All amounts shown reflect compensation paid to Mr. Richison for his service as our President and Chief Executive Officer. Mr. Richison did not receive additional compensation for his service as a director or Chairman of the Board of Directors.

(4)

Represents the aggregate grant date fair value of shares of restricted stock issued to the NEO on January 30, 2020 and, in the case of Mr. Richison only, on November 23, 2020. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Restricted Stock Awards.”

(5)

Consists of (i) $555,262 for Mr. Richison’s non-Company use of a corporate aircraft in accordance with the terms of his employment agreement, (ii) $141,056 for personal security detail, (iii) $16,673 in automobile lease payments, (iv) country club dues, (v) a retainer for a supplemental medical plan and (vi) Company contributions to a 401(k) plan for the benefit of Mr. Richison. The incremental cost for personal use of corporate aircraft was calculated based on the total personal travel flight hours multiplied by the estimated hourly aircraft operating costs (including variable fuel charges and a prorated portion of a monthly management fee). When using the corporate aircraft for business travel, if space allows, we may permit Mr. Richison to bring family members or guests along on the trip. Because we pay for such use of the corporate aircraft based on the flight hours regardless of the passenger load, the aggregate

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Compensation of Executive Officers (continued)

incremental cost to us for the additional passengers is de minimis. See “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Perquisites and Other Personal Benefits” and “—Employment Agreements and Arrangements.”

(6)	Consists of (i) $22,131 in automobile lease payments, (ii) a retainer for a supplemental medical plan and (iii) Company contributions to a 401(k) plan for the benefit of Mr. Boelte.
(7)	Consists of (i) $21,943 in automobile lease payments, (ii) a retainer for a supplemental medical plan and (iii) Company contributions to a 401(k) plan for the benefit of Mr. York.
(8)	Consists of (i) a retainer for a supplemental medical plan and (ii) Company contributions to a 401(k) plan for the benefit of Mr. Smith.
(9)	Consists of (i) a retainer for a supplemental medical plan and (ii) Company contributions to a 401(k) plan for the benefit of Mr. Evans.

Narrative to the Summary Compensation Table

The amounts reported in the Summary Compensation Table, such as the amounts included in the “Salary” column and benefits and perquisites included in the “All Other Compensation” column, are described more fully under “Compensation Discussion and Analysis.” The amounts reported in the “Stock/Unit Awards” column represent the aggregate grant date fair value of shares of restricted stock granted as equity awards to each NEO during 2018, 2019 and 2020. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation.” The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses earned by (x) each of Messrs. Richison, Boelte and York based on the achievement of performance goals tied to revenue growth and adjusted EBITDA in 2018, 2019 and 2020 and (y) each of Messrs. Smith and Evans based on the achievement of performance goals tied to annual revenue retention rate in 2018, 2019 and 2020. The amounts reported for Messrs. Richison, Boelte and York for 2018, 2019 and 2020 and the amounts reported for Messrs. Smith and Evans for 2019 and 2020 were determined and paid pursuant to the terms of the Annual Incentive Plan. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan”.

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Compensation of Executive Officers (continued)

Fiscal Year 2020 Grants of Plan-Based Awards Table

The following table presents information regarding plan-based awards granted to our NEOs during the year ended December 31, 2020, consisting of equity grants under the LTIP and cash awards under the Annual Incentive Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	Grant Date Fair Value of Stock Awards($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)
Chad Richison	n/a	(2)	—	711,361	1,422,721	—	—
	1/30/2020	(3)	—	—	—	80,500	17,912,860
	1/30/2020	(4)	—	—	—	80,500	15,283,730
	11/23/2020	(5)				805,000	96,221,650
	11/23/2020	(6)	—	—	—	805,000	80,145,800
Craig E. Boelte	n/a	(2)	—	448,000	896,000	—	—
	1/30/2020	(3)	—	—	—	23,000	5,117,960
	1/30/2020	(4)	—	—	—	23,000	4,366,780
Jeffrey D. York	n/a	(2)	—	408,750	817,500	—	—
	1/30/2020	(3)	—	—	—	23,000	5,117,960
	1/30/2020	(4)	—	—	—	23,000	4,366,780
Bradley S. Smith	n/a	(2)	305,900	437,000	742,900	—	—
	1/30/2020	(3)	—	—	—	6,000	1,335,120
	1/30/2020	(4)	—	—	—	6,000	1,139,160
Jon D. Evans	n/a	(2)	297,500	425,000	722,500	—	—
	1/30/2020	(3)	—	—	—	6,000	1,335,120
	1/30/2020	(4)	—	—	—	6,000	1,139,160

(1)

Amounts represent the aggregate grant date fair value of restricted stock granted to each NEO in 2020 computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 11, “Stock-Based Compensation” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 18, 2021.

(2)

Represents possible payout amounts under the Annual Incentive Plan based on the achievement of the performance goals described above in “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.” See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual amounts paid to each NEO under the Annual Incentive Plan for the 2020 performance period.

(3)

Represents shares of restricted stock that vested on December 14, 2020 when our total enterprise value reached $23.75 billion. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Restricted Stock Awards.”

(4)

Represents shares of restricted stock that will vest on the first date, if any, that our total enterprise value equals or exceeds $27.7 billion. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Restricted Stock Awards.”

(5)

Represents shares of restricted stock that will vest if, within six years of the date of grant, the Company’s VWAP Value equals or exceeds $1,000 per share. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Restricted Stock Awards.”

(6)

Represents shares of restricted stock that will vest if, within ten years of the date of grant, the Company’s VWAP Value equals or exceeds $1,750 per share. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Restricted Stock Awards.”

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Compensation of Executive Officers (continued)

Fiscal Year 2020 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock awards held by each of the NEOs on December 31, 2020 and provides the value of such stock awards based on the fair market value of our Common Stock as of December 31, 2020.

		Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(1) ($)
Chad Richison	1/26/2018	21,000(2)	9,497,250
	1/17/2019	42,000(3)	18,994,500
	1/30/2020	80,500(4)	36,406,125
	11/23/2020	1,610,000(5)	728,122,500
Craig E. Boelte	1/26/2018	6,000(2)	2,713,500
	1/17/2019	12,000(3)	5,427,000
	1/30/2020	23,000(4)	10,401,750
Jeffrey D. York	1/26/2018	6,000(2)	2,713,500
	1/17/2019	12,000(3)	5,427,000
	1/30/2020	23,000(4)	10,401,750
Bradley S. Smith	4/15/2016	1,200(6)	542,700
	10/4/2016	2,400(3)	1,085,400
	4/26/2017	1,750(3)	791,438
	1/26/2018	2,846(7)	1,287,104
	1/17/2019	3,130(3)	1,415,543
	1/30/2020	6,000(4)	2,713,500
Jon D. Evans	4/15/2016	800(6)	361,800
	10/4/2016	1,600(3)	723,600
	4/26/2017	3,750(3)	1,695,938
	1/26/2018	2,846(7)	1,287,104
	1/17/2019	3,130(3)	1,415,543
	1/30/2020	6,000(4)	2,713,500
(1)

Amounts shown reflect the value of restricted stock calculated by multiplying the number of unvested shares of restricted stock by the closing price of our Common Stock on the NYSE on December 31, 2020, which was $452.25 per share.

(2)	Represents shares of restricted stock subject to time-based vesting conditions, which are scheduled to vest on May 6, 2021.
(3)	Represents shares of restricted stock subject to time-based vesting conditions, 50% of which are scheduled to vest on May 10, 2021 and 50% of which are scheduled to vest on May 10, 2022.
(4)	Represents shares of restricted stock that will vest on the first date, if any, that our total enterprise value equals or exceeds $27.7 billion.
(4)

Represents shares of restricted stock, 50% of which will vest if, within six years of the date of grant, the Company’s VWAP Value equals or exceeds $1,000 per share and 50% of which will vest if, within ten years of the date of grant, the Company’s VWAP Value equals or exceeds $1,750 per share.

(6)	Represents shares of restricted stock subject to time-based vesting conditions, which are scheduled to vest on April 15, 2021.
(7)	Represents shares of restricted stock subject to time-based vesting conditions, 50% of which are scheduled to vest on May 6, 2021 and 50% of which are scheduled to vest on May 6, 2022.

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Compensation of Executive Officers (continued)

Fiscal Year 2020 Option Exercises and Stock Vested Table

The following table sets forth a summary of the shares of restricted stock that vested during the year ended December 31, 2020 for each of the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1) ($)
Chad Richison	122,500	45,359,860
Craig E. Boelte	35,000	12,959,960
Jeffrey D. York	35,000	12,959,960
Bradley S. Smith	14,263	4,818,951
Jon D. Evans	16,663	5,593,717

(1)	Amounts shown reflect the value of restricted stock calculated by multiplying the number of shares that vested by the closing price of our Common Stock on the NYSE on the date of vesting.

Employment Agreements and Arrangements

On December 30, 2013, we entered into employment agreements with each of Messrs. Richison, Boelte and York, which were effective on January 1, 2014. On October 28, 2019, we entered into an amended and restated employment agreement with Mr. Richison to, among other things, allow Mr. Richison to pursue other noncompetitive outside business and non-business activities and interests while employed by the Company. On March 9, 2020, we amended and restated the employment agreements with each of Messrs. Richison, Boelte and York to amend the car allowance provision and, in the case of Messrs. Boelte and York, make certain updates for compliance with current law. With the exception of base salary amounts, annual bonus potential, noncompetition provisions and certain perquisites provided to Mr. Richison, the material terms of the employment agreements of Messrs. Richison, Boelte and York are substantially the same. The summary of the employment agreements below does not contain complete descriptions of all provisions of the employment agreements with Messrs. Richison, Boelte and York. We do not have formal employment agreements with Messrs. Evans and Smith.

Under the employment agreements, each of Messrs. Richison, Boelte and York is entitled to receive a minimum base salary, subject to adjustment in the discretion of the compensation committee. See “Compensation Discussion and Analysis—Cash Compensation—Base Salary.”

The employment agreements provide that Messrs. Richison and Boelte are eligible to receive annual bonuses equal to 100% of their respective base salaries and Mr. York is eligible to receive an annual bonus equal to 75% of his base salary, in each case with the amount of such bonus to be determined by our compensation committee in accordance with the plans, policies and procedures adopted by the compensation committee from time to time. The target bonus percentages described above in “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan” reflect the terms of the employment agreements with respect to bonus eligibility. The compensation committee determined that the target bonus percentages for Messrs. Smith and Evans for 2021 will be 100%.

Each NEO is eligible to participate in, or receive benefits under, any plan or arrangement made available to our employees, including any health, dental, vision, disability, life insurance, 401(k), or other retirement programs in accordance with the terms and conditions of such plans or arrangements. Pursuant to their employment agreements, each of Messrs. Richison, Boelte and York is entitled to vacation time, a Company automobile and reimbursement of business expenses. Messrs. Smith and Evans are also entitled to vacation time and reimbursement of business expenses. In addition, we have agreed to provide Mr. Richison personal security, a full-time administrative assistant, limited use of a private aircraft and a country club membership. See “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Perquisites and Other Personal Benefits.”

In connection with the employment agreements, Messrs. Richison, Boelte and York agreed to confidentiality, noncompetition, noninterference and intellectual property protection provisions. Messrs. Smith and Evans are also subject

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Compensation of Executive Officers (continued)

to similar confidentiality, noncompetition, noninterference and intellectual property protection obligations. Mr. Richison’s noncompetition provisions allow Mr. Richison to pursue other noncompetitive outside business and non-business activities and interests while employed by the Company.

Each employment agreement includes a clawback provision that provides that any compensation or benefits we pay to the applicable executive officer, pursuant to his employment agreement or otherwise, is subject to recovery by us in accordance with Section 304 of the Sarbanes-Oxley Act of 2002 or any other clawback law or regulation applicable to such executive, if any, as amended from time to time. In addition, Messrs. Smith and Evans have agreed to similar clawback provisions with respect to their bonuses.

The employment agreements had initial terms of three (3) years following the consummation of our IPO and automatically renew for successive one (1) year periods, unless earlier terminated by us or the applicable executive officer. The employment of each of Messrs. Richison, Boelte and York terminates upon death, disability, termination by us with or without “cause,” or termination by the applicable executive officer with or without “good reason.” Each employment agreement provides that upon termination, the executive officer is entitled to (i) payment of any earned but unpaid salary and accrued but unused vacation time and (ii) payment of any business expenses incurred but not reimbursed. In addition, if the executive officer’s employment is terminated by us without cause or by the executive officer with good reason, subject to the execution and return of a release of claims, such executive officer is entitled to (i) continuation of his base salary for the length of the remaining “Restricted Period” following his termination, (ii) continuation of health insurance benefits for the length of the remaining Restricted Period, and (iii) a pro rata amount of the bonus such executive officer would have earned as determined by the compensation committee for the year in which the termination occurred. Mr. Richison is also entitled to reasonable expenses for his personal security for a period of two years following his termination by us without cause or by him for good reason. For purposes of the employment agreements, the “Restricted Period” will end 12 months following the executive officer’s date of termination of employment.

Each of the employment agreements defines “cause” generally as (i) the repeated failure to perform such duties as are lawfully requested by the Chief Executive Officer (or in the case of Mr. Richison, the Board of Directors), (ii) the failure by the executive officer to observe our material policies, (iii) gross negligence or willful misconduct in the performance of his duties, (iv) the material breach by the executive officer of any provision of his employment or of any non-competition, non-solicitation or similar restrictive agreement, (v) fraud, embezzlement, disloyalty or dishonesty with respect to Paycom, (vi) use of illegal drugs or repetitive abuse of other drugs or alcohol which interferes with the performance of his duties, or (vii) the commission of any felony or of a misdemeanor involving dishonesty, disloyalty or moral turpitude. In the case of Mr. Richison, “cause” shall not be deemed to exist in certain circumstances unless we give Mr. Richison prior written notice that we believe that he is in violation of certain provisions in the definition of “cause,” we give him 10 days to cure, and he does not cure prior to the end of the 10-day period. Each of the employment agreements defines “good reason” as (i) any material reduction by us in the applicable executive officer’s base salary without prior consent, (ii) following a change in control (or, in the case of Mr. Richison, at any time), any change in the executive officer’s status, reporting, duties or position that represents a demotion or diminution from such executive officer’s prior status, or (iii) any material breach by us of the employment agreement between us and the executive officer; provided, that such executive officer will not be deemed to have been terminated for “good reason” unless he delivers written notice to us specifying the alleged “good reason” within 30 days (or, in the case of Mr. Richison, 45 days) after he learns of the circumstances giving rise to “good reason,” within 30 days (or, in the case of Mr. Richison, 20 days) following delivery of such notice, we have failed to cure such circumstances and the executive officer resigns within 15 days (or, in the case of Mr. Richison, 30 days) after the end of the cure period.

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Compensation of Executive Officers (continued)

Potential Payments upon Termination or Change in Control

The table below presents the estimated value of payments and benefits that each NEO would have been entitled to receive if the specified triggering event had occurred on December 31, 2020. Amounts presented for the vesting of restricted stock are calculated based on the closing price of our Common Stock on the NYSE on December 31, 2020, which was $452.25 per share.

Name	Benefit	Death ($)		Disability ($)		Change in Control ($)		Termination Without Cause ($)		Termination by NEO for Good Reason ($)
Chad Richison	Salary continuation	—		—		—		739,815	(1)	739,815	(1)
	Annual Incentive Plan bonus	105,815	(2)	105,815	(2)	105,815	(3)	105,815	(4)	105,815	(4)
	Continuation of benefits	—		—		—		291,244	(5)	291,244	(5)
	Vesting of restricted stock	64,897,875	(7)	64,897,875	(7)	64,897,875	(8)	18,994,500	(9)	—	(10)
	Total	65,003,690		65,003,690		65,003,690		20,131,374		1,136,874
Craig E. Boelte	Salary continuation	—		—		—		465,920	(1)	465,920	(1)
	Annual Incentive Plan bonus	66,640	(2)	66,640	(2)	66,640	(3)	66,640	(4)	66,640	(4)
	Continuation of benefits	—		—		—		7,568	(6)	7,568	(6)
	Vesting of restricted stock	18,542,250	(11)	18,542,250	(11)	18,542,250	(12)	—	(13)	—	(13)
	Total	18,608,890		18,608,890		18,608,890		540,128		540,128
Jeffrey D. York	Salary continuation	—		—		—		566,800	(1)	566,800	(1)
	Annual Incentive Plan bonus	60,802	(2)	60,802	(2)	60,802	(3)	60,802	(4)	60,802	(4)
	Continuation of benefits	—		—		—		9,133	(6)	9,133	(6)
	Vesting of restricted stock	18,542,250	(11)	18,542,250	(11)	18,542,250	(12)	—	(13)	—	(13)
	Total	18,603,052		18,603,052		18,603,052		636,735		636,735
Bradley S. Smith	Annual Incentive Plan bonus	437,000	(2)	437,000	(2)	437,000	(3)	437,000	(4)	437,000	(4)
	Vesting of restricted stock	7,835,684	(14)	7,835,684	(14)	7,835,684	(12)	—	(13)	—	(13)
	Total	8,272,684		8,272,684		8,272,684		437,000		437,000
Jon D. Evans	Annual Incentive Plan bonus	425,000	(2)	425,000	(2)	425,000	(3)	425,000	(4)	425,000	(4)
	Vesting of restricted stock	8,197,484	(14)	8,197,484	(14)	8,197,484	(12)	—	(13)	—	(13)
	Total	8,622,484		8,622,484		8,622,484		425,000		425,000
(1)	Represents the value of the aggregate amount payable for continuation of base salary for 12 months following the date of termination of employment, per the terms of the NEO’s employment agreement.

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(2)

The Annual Incentive Plan provides that upon death or disability during a performance period, the compensation committee may, in its sole discretion, pay the participant a pro-rated amount of the incentive compensation that would have been payable to such participant if he or she had remained employed, based on the number of days worked during the performance period. The amount presented reflects the assumption that (i) the termination of service due to death or disability occurred on December 31, 2020 and, as such, the payment would not be subject to such compensation committee discretion, and (ii) the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2020 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(3)

The Annual Incentive Plan provides that in the event of a change in control (as defined in the Annual Incentive Plan), we must make a lump-sum cash payment to each participant equal to a pro-rated amount of the incentive compensation payable to such participant, calculated by multiplying the amount payable for target achievement by the percentage of the performance period completed prior to the change in control. The amount presented reflects the assumption that (i) the change in control occurred on December 31, 2020 and, as such, the payment would not be subject to such proration, and (ii) the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2020 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(4)

The Annual Incentive Plan provides that if a participant’s employment is terminated during a performance period for any reason other than death or disability, the participant will immediately forfeit any right to receive any incentive compensation for such performance period. If the termination of employment occurs after the performance period has ended but prior to the date of actual payment, the participant will be entitled to payment of an amount not to exceed the amount set forth according to the terms of his or her award. The amount presented reflects the assumption that the triggering event occurred on December 31, 2020, which is the end of the performance period, and, as such, the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2020 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(5)

Represents the value of (i) the aggregate amount payable for continuation of health insurance benefits for 12 months following the date of termination of employment ($9,133), plus (ii) the aggregate amount payable for Mr. Richison’s personal security for a period of two years following his termination ($282,111), per the terms of Mr. Richison’s employment agreement.

(6)

Represents the value of the aggregate amount payable for continuation of health insurance benefits for 12 months following the date of termination of employment, per the terms of the NEO’s employment agreement.

(7)

The applicable restricted stock award agreements (other than the award agreement for the CEO Performance Award) provide that unvested shares of restricted stock vest 100% upon Mr. Richison’s death or termination of service as a result of total and permanent disability (as defined in the applicable restricted stock award agreement). The restricted stock award agreement for the CEO Performance Award provides that upon termination of Mr. Richison’s employment as Chief Executive Officer due to his death or total and permanent disability, any unvested shares will remain eligible for vesting for a period of one year (but no later than the sixth anniversary of the date of grant in the case of the awarded shares subject to the $1,000 VWAP Value milestone and the tenth anniversary of the date of grant in the case of the awarded shares subject to the $1,750 VWAP Value milestone), provided, that such unvested shares will not vest if Mr. Richison is in material breach of the non-competition restrictions in his employment agreement. The amount presented assumes that the VWAP Value milestones would not be met before December 31, 2021 and, as a result, the unvested shares underlying the CEO Performance Award would be forfeited.

(8)

The amount presented is calculated based on the assumption that (i) the surviving entity does not assume the obligations under the equity award, such that shares underlying awards other than the CEO Performance Award would vest 100%, and (ii) the VWAP Value milestones would not be met in connection with the change in control and, as a result, the unvested shares underlying the CEO Performance Award would be forfeited.

(9)

Mr. Richison’s restricted stock award agreements provide that upon a termination of service without cause (as defined in his employment agreement), unvested shares of restricted stock will remain eligible for vesting for a period of one year following such termination. Accordingly, the amount presented includes the value of restricted stock with time-based vesting conditions that is scheduled to vest before December 31, 2021. The amount presented assumes that any applicable total enterprise value thresholds or VWAP Value milestones would not be met before December 31, 2021 and, as a result, the unvested shares underlying Mr. Richison’s January 2020 Award and the CEO Performance Award would be forfeited.

(10)

All unvested shares of restricted stock (other than the CEO Performance Award) would be forfeited on the date of a termination of service by Mr. Richison for good reason. The restricted stock award agreement for the CEO Performance Award provides that upon termination of Mr. Richison’s employment as Chief Executive Officer as a result of Mr. Richison’s resignation for good reason, any unvested shares will remain eligible for vesting for a period of one year (but no later than the sixth anniversary of the date of grant in

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2021 PROXY STATEMENT

Compensation of Executive Officers (continued)

the case of the awarded shares subject to the $1,000 VWAP Value milestone and the tenth anniversary of the date of grant in the case of the awarded shares subject to the $1,750 VWAP Value milestone), provided, that such unvested shares will not vest if Mr. Richison is in material breach of the non-competition restrictions in his employment agreement.

(11)

The applicable restricted stock award agreements provide that unvested shares of restricted stock vest 100% upon the NEO’s death or termination of service as a result of total and permanent disability (as defined in the applicable restricted stock award agreement).

(12)	The amount presented is calculated based on the assumption that the surviving entity does not assume the obligations under the equity award, such that shares underlying awards would vest 100%.
(13)	All unvested shares of restricted stock would be forfeited on the date of a termination of service without cause or by the NEO for good reason.
(14)

The applicable restricted stock award agreements provide that unvested shares of restricted stock vest 100% upon the NEO’s death or termination of service as a result of total and permanent disability (as defined in the applicable restricted stock award agreement). The restricted stock award agreements governing the terms of LTIP awards granted to Messrs. Smith and Evans in 2018, prior to their appointment as executive officers, provide that if at any time during the period beginning on the date of termination and ending on the 60th day following the third anniversary of the termination, the Company determines that the participant breached certain non-solicitation, non-competition, non-disparagement and confidentiality restrictions in the agreement, all awarded shares of restricted stock (whether or not vested and whether then held by the participant) shall be subject to certain forfeiture and clawback provisions.

Compensation Risk Assessment

The compensation committee has conducted its annual risk analysis of our compensation policies and practices, and does not believe that our compensation programs encourage excessive or inappropriate risk taking by our executives or are reasonably likely to have a material adverse effect on us. We believe that our compensation policies and practices include an appropriate balance of short- and long-term incentives as well as fixed and variable features. We also believe that we have established reasonable payout scales and performance goals for Annual Incentive Plan awards and reasonable targets for restricted stock with market-based vesting conditions that are related to our enterprise value. We believe that these factors, combined with effective oversight by our Board of Directors, discourage excessive or inappropriate risk taking by executives or other employees with respect to matters that may affect compensation.

Fiscal Year 2020 Pay Ratio Disclosure

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Richison. The pay ratio is a reasonable estimate calculated in accordance with applicable SEC disclosure rules. Because of the estimates and adjustments that may be included in each company’s methodology, pay ratio disclosures may involve a degree of imprecision, and the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio disclosure.

Using the methodology described below, we determined that the median employee was a full-time, salaried employee. We identified and calculated the elements of the median employee’s compensation using the same methodology reflected in the “Summary Compensation Table for Fiscal Years Ended December 31, 2020, 2019 and 2018” included elsewhere in this proxy statement. The median employee’s annual total compensation was $71,259 in 2020. The annual total compensation of Mr. Richison was $211,131,206 in 2020. Based on this information, the 2020 ratio of annual total compensation of Mr. Richison to the median annual total compensation of all employees was 2,963 to 1.

Methodology

We selected gross wages during the 12-month period ended December 31, 2020 as the consistently-applied compensation measure for our pay ratio disclosure. This approach allowed us to include all elements of compensation (such as equity-based compensation, commissions and bonuses) while simplifying the process of gathering relevant information. This method also allowed us to consistently annualize compensation for those full-time, permanent

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2021 PROXY STATEMENT

Compensation of Executive Officers (continued)

employees whose employment began during 2020. Our employee population consisted of 4,960 employees, all of which are located within the United States. After annualizing gross wages, the wages were ranked from highest to lowest and the median employee was selected from this list. For this selection, we considered the gross wages for all employees, excluding Mr. Richison.

Equity Compensation Plan Table

The following table includes information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	858,443	(1)
Equity compensation plans not approved by security holders	—	—	—
(1)	Represents shares that are available for future issuance under the LTIP.

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2021 PROXY STATEMENT

Proposal 3: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this proxy statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement.

Our Board of Directors and the compensation committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking our stockholders to approve the compensation of our NEOs as disclosed in this proxy statement by voting FOR the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto.”

Although this vote is non-binding, the Board of Directors and the compensation committee value the views of our stockholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation.

At the 2016 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board of Directors considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. The next stockholder advisory vote to approve executive compensation will be held at the 2022 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

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2021 PROXY STATEMENT

Proposal 4: Stockholder Proposal Requesting that the Board of Directors Prepare a Diversity Report

In accordance with SEC rules, we have set forth below a stockholder proposal from Trillium Asset Management LLC (“Trillium”), on behalf of Sundance Family Foundation (“Sundance”), along with its supporting statement, for which we and the Board of Directors accept no responsibility. Trillium, on behalf of Sundance, has notified us that Sundance is the beneficial owner of no less than $2,000 in Common Stock and that Trillium, on behalf of Sundance, intends to present the following proposal at the Annual Meeting through its representative. The address of Trillium is Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

Proposal 4 – Diversity in Executive Leadership

WHEREAS:

We believe that diversity, inclusive of gender and race, are critical attributes of a well-functioning executive team and necessary to meaningfully drive diversity throughout an organization.

PayCom Software’s management team has no women and an undeterminable number of people of color.1

The business case for workforce diversity is compelling. McKinsey & Company found in 2015, 2017, and again in 2019 that companies with highly diverse executive teams had higher returns on equity and earnings performance than those with low diversity.2 Further, McKinsey reports an increased likelihood of corporate financial outperformance in each successive study. ISS Analytics examined companies where the CEO had a tenure of at least three years and found companies that combined gender diversity in the boardroom and the C-Suite showed, overall, the best results in terms of risk-adjusted quality of performance. (ISS Analytics /Governance Insights/October, 2018)

Yet, the number of women and people of color in leadership roles remains low. Nine percent of top executive roles in the Russell 3000 are held by women. Black men and women hold just 3 percent of executive or senior-level roles, according to Equal Employment Opportunity Commission data.

Racial discrimination and violence leading to protests in nearly every corner of the U.S. in 2020 has compelled more corporate leaders to examine current practices and set quantitative diversity goals, specifically for racial and ethnicity diversity. For example, Alphabet, Wells Fargo3, Starbucks, and Citigroup4 announced diversity goals to expand diversity in the executive ranks. Alphabet’s Google committed to increase underrepresented groups in leadership by 30 percent by 20255 and Starbucks states that in five years it wants each of the five job levels in its corporate group to be comprised of at least 30 percent people of color.6

PayCom has strengthened diversity on its board of directors. It is time to extend focus and accountability to building diversity in its leadership ranks.

RESOLVED: Shareholders request that the Board of Directors prepare a report (at a reasonable cost, in a reasonable time, and omitting confidential information) providing its assessment of the current state of its management leadership team diversity and if and how it plans to make the company’s executive team more diverse in terms of race, ethnicity, and gender.

[1]	https://investors.paycom.com/Corporate-Govemance/Management/default.aspx
[2]	McKinsey & Company, Diversity wins: How inclusion matters; S. Dixon-Fyle. K. Dolan. V. Hunt, S. Prince; May, 2020
[3]	https://www.bloomberg.com/news/articles/2020-6-16/wells-fargo-ties-senior-executives-pay-to-improving-diversity
[4]	https://www.citigroup.com/citi/about/esg/download/2019/diversity_2019_english.pdf?ieNocache=28
[5]	https://blog.google/inside-google/company-announcements/commitments-racial-equity/
[6]	https://stories.starbucks.com/stories/2020/workforce-diversity-at-starbucks/

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2021 PROXY STATEMENT

Proposal 4: Stockholder Proposal Requesting that the Board of Directors Prepare a Diversity Report (continued)

Supporting Statement: A report adequate for investors to assess PayCom’s strategy and performance could include disclosures such as use of “Rooney Rule” practices, and hiring, promotion and retention rates of women and Black, Indigenous and people of color across employment.

Statement of the Board of Directors

The Board of Directors has considered the above proposal and has decided neither to oppose nor support it at this time. Accordingly, the Board of Directors makes no voting recommendation to stockholders on this matter.

The Company and its leadership have a long-standing commitment to diversity, inclusion and advancement. We believe that we are made better and stronger by having a diverse and inclusive workforce shaping our business choices, and we are culturally enriched by having the unique perspectives of people of all backgrounds.

The Board acknowledges the benefits of diversity throughout the Company, including its management team. Our commitment to diversity, inclusion and belonging starts with our goal to attract, retain and develop a workforce that is diverse in background, knowledge, skill and experience. As of December 31, 2020, women represented 51% and self-identified racial and ethnic minorities represented 31% of the Company’s workforce, respectively. Approximately 18% of our employees serve in a managerial role, defined as team leader or above. As of December 31, 2020, women held 47% and self-identified racial and ethnic minorities held 20% of the Company’s managerial roles, respectively. We recognize Paycom plays an important part in the lives of our employees and strive to create an inclusive workplace where employees feel heard, valued and appreciated for who they are.

We have taken a number of actions that underscore our commitment to diversity and inclusion, including the following:

•

Our nominating and corporate governance committee endeavors to consider candidates who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and professional experiences that enhance the quality of the deliberations and decisions of the Board of Directors, and, as a result, two of the last three directors whom the nominating and corporate governance committee proposed, and our stockholders elected, have contributed to the diversity of race/ethnicity and gender on the Board of Directors.

•

We recruit and develop candidates for available leadership and other positions at the Company, identifying persons from diverse backgrounds and with a variety of life experiences, including posting on national and local job websites that reach a broad range of candidates.

•	Our Human Resources, Recruiting, and Organizational Development groups are actively pursuing opportunities to hire and promote women and minorities.

•

We support our diverse workforce, our commitment to providing an equal opportunity for all employees, and our intention of respecting the dignity due everyone through a variety of methods, including a confidential ethics hotline, which promotes reporting of concerns regarding conduct that violates our Code of Business Conduct and Ethics.

•

We have added a Diversity, Belonging & Inclusion section to our corporate website that provides measures of diversity across our organization and access to our Corporate Social Responsibility report that outlines our core values and our commitment to:

•	an inclusive, diverse, and equity driven work environment that promotes employee engagement and organizational development;

•	our philanthropy efforts at both the corporate and individual level; and

•	minimizing our impact on the environment wherever possible and implementing our environmentally conscious standards throughout our operations.

In summary, the Company remains fully committed to our ongoing efforts to promote diversity, inclusion and belonging and to provide an excellent work environment to all of our employees.

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2021 PROXY STATEMENT

Proposal 4: Stockholder Proposal Requesting that the Board of Directors Prepare a Diversity Report (continued)

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for advisory approval of this proposal. As this is an advisory vote, the result will not be binding on the Company nor the Board of Directors.

Recommendation of the Board of Directors

The Board of Directors makes no recommendation with respect to the stockholder proposal requesting that the Board of Directors prepare a diversity report.

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2021 PROXY STATEMENT

Certain Relationships and Related Party Transactions

Since January 1, 2020, there have been no transactions in which (i) we have been a participant, (ii) the amount involved in the transaction exceeds or will exceed $120,000 and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of such individuals, had or will have a direct or indirect material interest.

Indemnification of Directors

We have entered and intend to continue to enter into indemnification agreements with our directors which, subject to certain exceptions, require us to indemnify such persons to the fullest extent permitted by applicable law, including indemnification against certain expenses, including attorneys’ fees, judgments, fines or penalties or other amounts paid in settlement in connection with any legal proceedings to which the director was, or is threatened to be made, a party by reason of the fact that such director is or was our director, officer, employee, fiduciary or agent or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our express written request, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest and, with respect to any criminal proceeding, in a manner in which such person would have had no reasonable cause to believe his conduct was unlawful. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.

Review and Approval or Ratification of Transactions with Related Parties

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons, are not permitted to enter into a related party transaction with us, in which the amount involved exceeds $120,000, without the prior review and approval of our audit committee. In approving or rejecting any such proposal, our audit committee will consider all of the relevant facts and circumstances of the related party transaction and the related party’s relationship and interest in the transaction.

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2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 17, 2021, for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors, including our Director Nominees;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, a person is generally deemed to beneficially own a security if such person has sole or shared voting or investment power with respect to that security, including with respect to options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated in the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to community property laws where applicable.

Applicable percentage ownership is based on 60,185,353 shares of Common Stock outstanding at March 17, 2021, which includes unvested shares of restricted stock.

	Shares of Common Stock Beneficially Owned

Name of Beneficial Owner(1)	Number	%

5% Stockholders:

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	5,358,909	8.9%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,059,977	8.4%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	3,732,750	6.2%

Ernest Group, Inc.(5)	3,670,999	6.1%

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2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management (continued)

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number	%
Non-Employee Directors:
Jason D. Clark(6)	5,850	*
Henry C. Duques(6)	5,734	*
Robert J. Levenson(6)	7,695	*
Janet B. Haugen(6)	3,772	*
Frederick C. Peters II(6)	15,417	*
J.C. Watts, Jr.(6)	4,734	*
Named Executive Officers:
Chad Richison(7)	8,567,630	14.2%
Craig E. Boelte(8)	344,578	*
Jeffrey D. York(9)	576,108	1.0%
Bradley S. Smith(10)	37,807	*
Jon D. Evans(11)	24,138	*
All directors and current executive officers as a group (11 persons)	9,593,463	15.9%

*	Less than one percent of Common Stock outstanding.
(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.
(2)

Amount reported is based on the Amendment No. 5 to Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. (“Vanguard”) on its own behalf and on behalf of certain subsidiaries. The filing reports that Vanguard is the beneficial owner of 5,358,909 shares of Common Stock and has sole dispositive power with respect to 5,139,079 shares of Common Stock, shared voting power with respect to 85,616 shares of Common Stock, and shared dispositive power with respect to 219,830 shares of Common Stock.

(3)

Amount reported is based on the Amendment No. 1 to Schedule 13G filed with the SEC on January 29, 2021 by BlackRock, Inc. (“BlackRock”). The filing reports that BlackRock has sole voting power with respect to 4,593,774 shares of Common Stock and sole dispositive power with respect to 5,059,977 shares of Common Stock.

(4)

Amount reported is based on the Amendment No. 1 to Schedule 13G filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). The filing reports that T. Rowe Price has sole voting power with respect to 1,357,015 shares of Common Stock and sole dispositive power with respect to 3,732,750 shares of Common Stock.

(5)

Ernest Group, Inc. (“Ernest Group”) is a private corporation owned by Mr. Richison and certain trusts for the benefit of Mr. Richison’s children, for which Mr. Richison serves as trustee. Mr. Richison is also the sole director of Ernest Group. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by Ernest Group.

(6)	Includes 995 unvested shares of restricted stock.
(7)

Includes 3,670,999 shares of Common Stock owned by Ernest Group, 56 shares of Common Stock owned by the Abrie R. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “Abrie R. Richison 2012 Irrevocable Trust”), 90 shares of Common Stock owned by the Ava L. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “Ava L. Richison 2012 Irrevocable Trust”), 90 shares of Common Stock owned by the Ian D. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “Ian D. Richison 2012 Irrevocable Trust” and, collectively with the Abrie R. Richison 2012 Irrevocable Trust and the Ava L. Richison 2012 Irrevocable Trust, the “Richison Trusts”), and 1,753,500 unvested shares of restricted stock. See note (5) regarding Mr. Richison’s relationship with Ernest Group. Mr. Richison is the settlor and sole trustee for each Richison Trust, and each Richison Trust is for the benefit of one of Mr. Richison’s children. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by the Richison Trusts.

(8)	Includes 41,000 unvested shares of restricted stock.

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2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management (continued)

(9)

Includes 41,000 unvested shares of restricted stock and 356,031 shares of Common Stock owned by JCY Holdings, LP (“JCY Holdings”). The general partner of JCY Holdings is JCY General LLC (“JCY General”) and the limited partners of JCY Holdings are Mr. York and his spouse. Each of Mr. York and his spouse owns 50% of the membership interests of JCY General.

(10)

Includes 17,326 unvested shares of restricted stock and 19,879 shares of Common Stock held by the Bradley Scott Smith Revocable Trust, dated October 30, 2017 (the “Bradley Scott Smith Revocable Trust”). The Bradley Scott Smith Revocable Trust is a revocable trust for the benefit of Mr. Smith, his spouse, and his children. Mr. Smith is the trustor and, with his spouse, a co-trustee of the Bradley Scott Smith Revocable Trust. Accordingly, Mr. Smith reports beneficial ownership of all of the shares of Common Stock held by the Bradley Scott Smith Revocable Trust but disclaims beneficial ownership except to the extent of his and his spouse’s pecuniary interest therein.

(11)	Includes 18,126 unvested shares of restricted stock.

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2021 PROXY STATEMENT

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Based solely on a review of copies of the reports filed with the SEC, or written representations from reporting persons that all reportable transactions were reported, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were timely met, except that in the last fiscal year, Mr. Clark filed one late report relating to one transaction.

Submission of Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2022 proxy statement. In order to be considered for inclusion in our 2022 proxy statement, a stockholder proposal must satisfy the requirements of Rule 14a-8 and be timely received. To be timely, any proposal must be received by us at our principal executive offices at or before the close of business (5:00 p.m. local time) on December 3, 2021. If we hold our next annual meeting of stockholders on a date that is more than 30 days from the anniversary of the Annual Meeting, any stockholder proposal must be received a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We strongly encourage any stockholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

In addition, stockholders wishing to nominate a candidate for election to the Board of Directors or propose any business to be presented directly at the 2022 annual meeting of stockholders (rather than by inclusion in next year’s proxy statement) must follow the submission criteria and deadlines set forth in our amended and restated bylaws. Pursuant to the advance notice provisions of the amended and restated bylaws, we must receive notice at our principal executive offices of any nomination or stockholder proposal to be presented directly at the 2022 annual meeting of stockholders no earlier than the close of business on January 3, 2022 and no later than the close of business on February 2, 2022. If the date of the 2022 annual meeting of stockholders is more than 30 days before or 70 days after the one year anniversary of the Annual Meeting, such nomination or proposal must be received on or before the later of (i) the close of business on the 90th day prior to the 2022 annual meeting and (ii) the close of business on the 10th day following the date of public disclosure of the 2022 annual meeting date. In each case, the notice must include the information specified in our amended and restated bylaws. We will not entertain any nominations or proposals that do not meet the requirements set forth in our amended and restated bylaws. To request a copy of our amended and restated bylaws, stockholders should contact Investor Relations. See “—Additional Information.” We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a nomination or proposal.

Other Business

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

Financial Statements

A copy of the Form 10-K filed with the SEC on February 18, 2021 is contained within the 2020 Annual Report delivered with this proxy statement. The Form 10-K includes our financial statements for the year ended December 31, 2020. Copies of the Form 10-K and 2020 Annual Report are also posted on our website at investors.paycom.com. If you have not received or do not have access to the 2020 Annual Report, please contact our Investor Relations department at (855) 603-1620 or investors@paycom.com and we will send a copy to you without charge. You may also send a written request to Paycom Software, Inc., Attn: Investor Relations, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

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2021 PROXY STATEMENT

Other Matters (continued)

Additional Information

Visit our main website at www.paycom.com for more information about Paycom and our products. Our Investor Relations website at investors.paycom.com contains stock information, earnings call webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings.

For questions regarding:	Contact:

Annual Meeting	Investor Relations Phone: (855) 603-1620 Email: investors@paycom.com Mail: Paycom Software, Inc. Attn: Investor Relations 7501 W. Memorial Road Oklahoma City, Oklahoma 73142

Stock ownership

If you are a stockholder of record:

    American Stock Transfer & Trust Company, LLC

        Phone: (800) 937-5449 or (718) 921-8124

        Email: info@astfinancial.com

If you hold shares in street name:

    Your broker, bank or other nominee

Voting	The Proxy Advisory Group, LLC Phone: (212) 616-2181

If you would like to communicate with our Board of Directors, please refer to the procedures described in “Corporate Governance—Communications with the Board of Directors.”

65

paycom
7501 W. Memorial Road, Oklahoma City, OK 73142
800.580.4505 | 405.722.6900 | Paycom.com

paycom® P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/PAYC • Cast your vote online. • Have your Proxy Card ready. • Follow the simple instructions to record your vote. PHONE Call 1-866-217-7028 • Use any touch-tone telephone, 24 hours a day, 7 days a week. • Have your Proxy Card ready. • Follow the simple recorded instructions. MAIL • Mark, sign and date your Proxy Card. • Fold and return your Proxy Card Form in the postage-paid envelope provided. Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/PAYC CONTROL NUMBER <— Please fold here — Do not separate —> Paycom Software, Inc. Annual Meeting of Stockholders For Stockholders as of March 17, 2021 TIME: Monday, May 3, 2021, 11:00 AM, Central Daylight Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/PAYC for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Chad Richison and Craig Boelte (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Paycom Software, be held on Inc. May (the 3, 2021 “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to and any adjournment or postponement thereof upon the matters specified herein and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. IF IS THIS GIVEN, PROXY SHARES IS RETURNED WILL BE VOTED SIGNED, “FOR” THE EACH SHARES DIRECTOR REPRESENTED NOMINEE, BY “FOR” THIS PROXY PROPOSALS WILL BE 2 AND VOTED 3 AND AS “ABSTAIN” DIRECTED OR, WITH IF RESPECT NO DIRECTION TO PROPOSAL Meeting or any 4. In adjournment their discretion, or postponement the Named Proxies thereof. are authorized to vote upon such other matters that may properly come before the Annual You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2021 Mediant Communications Inc. All Rights Reserved

Paycom Software, Inc. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 AND MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 4. PROPOSAL YOUR VOTE 1. Election of Class II Directors FOR WITHHOLD BOARD OF DIRECTORS RECOMMENDS FOR FOR 1.01 Robert J. Levenson 1.02 Frederick C. Peters II 2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021; 3. Advisory vote to approve the compensation of our named executive officers; 4. Stockholder proposal requesting that the Board of Directors prepare a diversity report; and 5. Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. FOR AGAINST ABSTAIN FOR FOR NO RECOMMENDATION You must pre-register to attend the meeting online and/or participate at the email address indicated. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date